AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER __, 2001. REGISTRATION NO. 333-53220

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO 2 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUNDWORKS INTERNATIONAL, INC.

(Name of Small Business Issuer in its Charter)

NEVADA	3652	91-1894164
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

8495 ODDFELLOWS ROAD, N.E.

BAINBRIDGE ISLAND, WASHINGTON 98110

(206) 780-0857

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

8495 ODDFELLOWS ROAD, N.E.

BAINBRIDGE ISLAND, WASHINGTON 98110

(206) 780-0857

(Address of principal place of business or intended principal place of business)

GERALD B. DENNON, PRESIDENT

8495 ODDFELLOWS ROAD, N.E.

BAINBRIDGE ISLAND, WASHINGTON 98110

(206) 780-0857

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:

DAVID C. THOMAS, ESQ.

Raice Paykin & Krieg LLP

185 Madison Avenue (10th Floor)

New York, New York 10016

(212) 725-4423 Tel. (212) 684-9022 Fax

COUNSEL TO ISSUER

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK

THE FOLLOWING BOX. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES

AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE

A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT

SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE

SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

#

1,500,000 Units

This is an initial public offering of 1,500,000 units. The offering price per unit is $1.00. Each unit consists of:

•

one share of common stock; and

•

one redeemable common stock purchase warrant.

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.20 per share until November ___, 2006. The shares of common stock and warrants comprising the units are separately transferable immediately after they are issued and will not trade as a unit. Soundworks can redeem the warrants at a redemption price of $.05 per warrant, on at least 30 days' written notice, starting six months from the date of this Prospectus, but only if the average closing price of the common stock is at least $2.40 per share for the thirty day period ending not earlier than ten days before the warrants are called for redemption.

Soundworks common stock is currently traded in the "pink sheets."

This is our initial public offering. Our stock will not be listed on NASDAQ or any national exchange. The price for the units will be $1.00 per unit. The minimum investment is 100 units ($100). There is no maximum investment per investor. We plan to offer and sell our units ourselves. Soundworks officers who will offer and sell units on behalf of Soundworks are: Gerald B. Dennon and Robert Wikstrom. We have not retained any underwriters, brokers or placement agents to do this for us. This offering will end 12 months from the effective date of the registration statement for the offering, or sooner, if we decide to terminate it sooner.

We plan to raise $1,500,000 for Soundworks in this offering, before the payment of expenses estimated at $80,000. See "" beginning on page . This offering is made on a best efforts basis. This means that we may not receive any proceeds at all from the offering if none of the units are sold. Funds from this offering will not be placed in an escrow or trust account and will be available for use as the funds are received.

Investing in the units involves significant risks. See "" beginning on page .

	Per Unit	Total
Offering Price of units	$1.00	$1,500,000
Proceeds to Soundworks from the sale of units	$1.00	$1,500,000

The prospectus also covers the shares of common stock that may be issued upon exercise of the warrants sold as part of the units. If all of the units are sold and all of the warrants are exercised, Soundworks will receive $3,800,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

November___, 2001

PROSPECTUS SUMMARY

The following summary highlights information from this Prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the units. You should read the entire Prospectus carefully, including the "Risk Factors" section, beginning at page 7, the financial statements and the notes to financial statements. Soundworks is currently not in a position to survive for an additional month without additional funds or a change in operations. For the year ended December 31, 2000, Soundworks had total revenue of $231,832 and had a loss of $527,368. For the first nine months of 2001, Soundworks had total revenue of $109,473 and had a loss of $112,577.

Soundworks

SoundWorks International, Inc. ("Soundworks"), is a Nevada corporation formed on March 19, 1997, with principal offices located at 8495 Oddfellows Road N.E., Bainbridge Island, WA 98110. It is the successor to SoundWorks USA, Inc., a company formed in 1992. Its telephone number is (206) 780-0857.

Soundworks produces and markets music and spoken word discs and cassettes, under the trade name Jerden Records, and recordings of interviews/speeches under the name SpeechWorks (TM), to targeted and mass markets. Soundworks produces its music discs and cassettes from a library of master recordings it owns comprised of over 200 name artists such as The Kingsmen, Pete Fountain and the Brothers Four and covering the Pop, Country, Rock, Jazz, Big Band, Instrumental, Folk and Blues genres. The music recordings have, for the most part, not been released on compact disc and are copyrighted. Soundworks' SpeechWorks line encompasses interviews with well-known music personalities such as Elvis Presley and speeches of historical figures such as John F. Kennedy and Franklin Delano Roosevelt which are largely in the public domain and not copyrighted.

Market Opportunity

Soundworks’ growth and development is now and has been, frustrated by:

•

Inadequate financial resources; and

•

Reliance on part time personnel to exploit and develop its music library of master recordings and SpeechWorks™ spoken word market.

There is no minimum offering amount and if Soundworks raises only a nominal amount in the offering we will have to scale back on marketing and production from what we have planned. See “” on page .

The Offering

Except as otherwise indicated, all information in this Prospectus has been adjusted to give effect to a one for five reverse stock split effective on October 31, 2001.

Securities Offered

1,500,000 units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock.

Warrants

The warrants included in the units will be exercisable beginning 30 days after the effective date of the registration statement for the offering. The exercise price of a warrant is $1.20. The Warrants expire on the fifth anniversary of the effective date of the registration statement for this offering. Soundworks may redeem some or all of the outstanding warrants if Soundworks provides the holders with 30 days' prior written notice but it may only do this if the closing price of Soundworks common stock averages at least $2.40 per share for 30 consecutive days ending within ten days of the notice of redemption. The redemption price will be $0.05 per warrant. No redemption can occur until six months after the date of this Prospectus.

Capitalization

Soundworks has 50,000,000 authorized shares of common stock $0.005 par value. 8,425,331 shares of common stock were issued and outstanding before the offering. After this offering, there will be 9,925,331 shares outstanding (assuming all units offered are sold). Both of these numbers exclude 1,500,000 shares of common stock issuable upon exercise of the 1,500,000 warrants which will be outstanding immediately after the offering, if all units offered are sold.

Key Personnel

Soundworks' President and CEO is Gerald B. Dennon. Robert L. Wikstrom is its Vice President, Secretary-Treasurer and General Manager. See  on page .

Risks

An investment in these securities is highly speculative and involves a high degree of risk and immediate substantial dilution. Soundworks' accountants have placed a "going concern" reservation on their opinion that raises substantial doubt about our ability to continue as a going concern. See  on page .

Dividend Policy

Soundworks does not plan to pay dividends in the foreseeable future.

Use of Proceeds

Soundworks expects to use the proceeds from the offering, approximately $1,420,000 to:

•

Complete product development;

•

Launch products and cover related marketing and advertising expenses;

•

Expand its office and warehouse facilities;

•

Build inventory;

•

Acquire needed personnel,

•

Acquire related businesses; and

•

Provide working capital.

There is no minimum amount of proceeds from this offering. If only a nominal amount is raised in the offering we will have to revise our plans substantially. See  on page .

Proposed Symbol SOWK

Proposed Symbol for Warrants SOWK.W

We propose to use the symbols for trading on the Pink Sheets initially. However we will seek to have our shares and warrants traded on the Over the Counter Bulletin Board as promptly as we can after the effective date of the registration statement for this offering.

Summary Financial Data

The following table presents summary financial information for Soundworks. You should read this data together with the financial statements and related notes included in this Prospectus.

	September 30 2001	Dec 31 2000	Dec 31 1999
Statement of Earnings Data:
Net sales	$133,948	$231,832	$137,676
Earnings (loss) before income taxes	(112,577)	(527,368)	(177,574)
Net earnings (loss)	(112,577)	(527,368)	(177,574)
Earnings (loss) per share	$(0.01)	$(.06)	$(0.02)
Shares outstanding	8,425,331	8,425,331	8,419,331
Balance Sheet Data: Working capital:	$(378,879)	$(112,857)	$340,213
Total assets	775,294	1,625,737	726,298
Total liabilities	466,606	406,529	100,723
Stockholders’ equity (deficiency)	308,688	1,219,208	625,575

Net loss per share based on average weighted shares outstanding during the applicable periods.

RISK FACTORS

An investment in the units involves many risks. These risks are substantial. You should carefully consider the following information about these risks, together with the other information in this Prospectus, before buying units.

If any of the following risks happen, Soundworks’ business and prospects could suffer, the trading price of the units, common stock or warrants could decline, and you might lose all or part of your investment.

Soundworks has never earned a profit and may never become profitable.

•

Soundworks has been operating at a loss since its inception and is not yet profitable.

•

Management does not expect Soundworks to become profitable until product sales exceed $500,000 per year.

•

Soundworks sales for the fiscal year ended December 31, 2000 were only $231,832.

Soundworks’ competition from traditional companies may limit the number of records we can sell.

Soundworks major competitors are:

•

Rhino Records,

•

Heartland Music,

•

Sony’s Columbia Legacy,

•

Curb Records,

•

DCC Compact Classics, and

•

K-Tel International.

Most of these companies are better known than Soundworks and have far greater assets which enable them to produce a broader range of records, secure more shelf space from retail distributors and gain more value from their advertising expenditures. If Soundworks cannot gain enough shelf space for display of its products in retail outlets, sales will be limited and we may not be able to earn a profit. See “,” page .

Competition from the internet and direct exchange of recorded music between consumers may make it difficult for Soundworks to sell records

The internet and file sharing technology such as used by Napster, Inc., permits individuals to transmit high quality music to other people without payment to artists and traditional sellers. The impact this will have on the music industry and on Soundworks and its traditional competitors is uncertain. +++See “”, page .

Soundworks shares are traded at low volumes and this may make it difficult for investors to sell their shares.

The shares of Soundworks are traded on the pink sheets and at very low volumes. There is no assurance that trading, in volume, will ever develop either in shares or warrants. As a result, investors in the shares in this offering may not be able to sell their shares or warrants when they want to, or to sell them at all, as interested buyers are scarce.

Soundworks is dependent on two key people.

Soundworks is dependent on the services of Gerald B. Dennon, President, and Robert L. Wikstrom, Vice President, Secretary/Treasurer and General Manager. Mr. Dennon has over 40 years of experience as a senior executive, promoter, developer and producer of music products and artists in the industry. The loss of their services could be very harmful to Soundworks as their experience in the industry would be difficult to replace, particularly at their current compensation levels of $55,000 and $36,000, respectively.

Soundworks needs additional people to carry out its business plan and we may not raise enough in this offering to hire them.

Soundworks has only a small marketing and customer support staff, and it will have to establish marketing and customer functions with enough experienced and motivated people to put into effect its business strategy to penetrate its targeted market. There is no assurance that Soundworks will raise enough from this offering to hire the additional people needed by management to grow Soundworks’ business.

Soundworks might have to reimburse its officers and directors for claims made against them by others.

Soundworks' Articles of Incorporation and By-laws provide that it must indemnify its officers, directors, and employees to the full extent provided by Nevada law if someone makes a claim against them because of their employment with Soundworks. The Articles of Incorporation also provide that officers and directors have no liability to Soundworks or its shareholders for cash damages to the full extent permitted under Nevada law. This requirement to defend officers and directors can be expensive in terms of legal fees, to Soundworks, even if it wins and it could also divert needed cash from our operations. Indemnification could keep us from getting cash for damages we might otherwise have recovered against directors or officers for negligence, which harms the corporation.

We may not raise enough in this offering to carry out our business program.

This offering is being made strictly on a "best-efforts" basis. There is no commitment by anyone to purchase any part of the securities being offered. Soundworks can give no assurances that any part, let alone a significant part, of this offering can be sold. There is no minimum number of units that must be sold and therefore no escrow arrangement is required. You might put your money in and find that we only have enough to operate the way we are operating now. We would not be able to hire the additional people we need to expand our operations and would not be able to afford needed advertising and other marketing expense. Even if too little money is raised to enable Soundworks to carry out its business program those who do buy its units in this offering will not get their money back.

Penny Stock Rules may make it difficult for you to resell.

Penny stock rules may make it more difficult to resell units, shares, or warrants purchased in this offering. Trading of Soundworks’ stock will be subject to the “Penny Stock Rules” of the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 that are not listed on national securities exchanges or quoted on the NASDAQ system. The penny stock rules require a broker/dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide its customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock. The rules also require the broker/dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These rules, as a result, may make it difficult for broker-dealers to make effective markets in common stock of Soundworks, and also may make it harder for purchasers to resell their stock in secondary markets.

Soundworks may not be able to manage its expanding operations.

Soundworks operations have been on a limited scale. Soundworks will need to expand its operations to achieve market acceptance for its products. In particular, it will need to add additional employees in the areas of marketing and finance. Whereas it was possible with Soundworks’ current five employees to exercise direct oversight of each employee by senior management, Soundworks will need to develop more formal procedures for approval of expenditures and undertaking delivery commitments, such as requirements for more than one signature on checks, etc. and written approval by an officer of some contracts. In addition Soundworks will have to fill important management positions, which are currently vacant.

Future sales of shares by management and others could lower market price.

A large number of Soundworks’ outstanding shares are “restricted securities”, as defined by the Securities Act of 1933 and eligible for sale, from time to time, subject to volume, holding period and other limitations imposed under Rule 144 of that Act. Sales of large amounts of common stock after the offering, or even the potential for those sales, are likely to lower the market price of common stock. In addition, the Warrants being offered in this Prospectus may be exercised at a price of $1.20 per share. If and when the price of Soundworks’ common stock rises above the level needed to become profitable, holders of warrants may exercise their warrants and sell the common stock. As a result, it can be expected that any price increase above $1.20 would bring additional shares of common stock into the market and limit further price increases. After the offering, Soundworks will have, if all units are sold, 9,925,331 shares of common stock outstanding. In addition to the 1,500,000 shares that will be freely tradable after the offering, and the 1,500,000 additional shares that may be issued if the warrants sold in the offering are exercised, 8,425,331 currently outstanding or reserved shares may be sold in the future subject to compliance with the Securities Act of 1933 and Rule 144.The Shares may come on the market as follows:

•

Within 90 days from the effective date of the registration statement for the offering 4,913,429 shares or 58.3%

•

Within 180 days from the effective date of the registration statement for the offering 157,956 shares or 1.9%

•

Within 270 days from the effective date of the registration statement for the offering 84,253 shares or 1%

Control of Soundworks by management could conflict with your interests.

The interests of Soundworks’ directors and executive officers, and its principal stockholders could conflict with the interests of other Soundworks stockholders, including the purchasers in the offering. Following completion of the offering, Soundworks’ directors and executive officers, together with the principal stockholders of Soundworks, will own or control approximately 43.5% of its outstanding common stock. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, including votes to elect directors, some amendments to Soundworks’ charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of Soundworks’ assets. This influence could delay, defer or prevent a change in control of Soundworks.

A State Statute may delay or prevent an acquisition of Soundworks.

Soundworks is subject to the anti-takeover provisions of Section 203 of the Nevada General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of Soundworks. These anti-takeover provisions could lower the market price of the common stock and keep shareholders from receiving the premium a person intent on a takeover might offer.

Soundworks needs additional financing to survive.

Soundworks has a “going concern” qualification in its accountant’s opinion that raises substantial doubt about our ability to continue as a going concern. That means that without additional financing and enough sales to remain in business Soundworks will go out of business and you could lose your entire investment. Currently, Soundworks “burn rate” is approximately $28,000 per month, meaning that Soundworks is currently not in a position to survive for even an additional month without additional funds or a change in its operations. Generally as sales increase a company’s burn rate increases because of the lag time between marketing and production efforts and the collection of revenue. As a result, Soundworks may find it difficult to meet its obligations if less than the full amount of the offering is raised.

Soundworks’ Warrants can be redeemed on short notice.

Soundworks can redeem your warrants for $0.05 per warrant on 30 days’ notice, if the closing price of the common stock has been at least $2.40 for the ten consecutive trading days immediately preceding the date of notice of redemption. If we redeem the warrants you would be forced to sell or exercise the warrants or accept the redemption price. This kind of redemption cannot occur until six months after the date of this prospectus. Soundworks will not be able to redeem your warrants unless it has in effect a registration statement covering exercise of the warrant so that you could exercise before any redemption.

You will not be able to exercise warrants unless Soundworks maintains an effective registration statement.

Soundworks will be able to issue shares of its common stock upon exercise of your warrants only if there is a then current prospectus relating to the common stock under an effective registration statement filed with the Securities and Exchange Commission, and only if the common stock is qualified for sale or exempt from qualification under applicable state securities laws. Soundworks has agreed to use its best efforts to meet these requirements but cannot assure you that it will be able to do so. The warrants may lose all of their value and the market for the warrants may be limited if Soundworks does not meet these requirements.

Special Note Regarding Forward Looking Statements

Some of the statements contained in this Prospectus discuss future events and developments, including Soundworks’ ability to generate revenue, income and cash flows, or state other “forward-looking” information. Soundworks generally identifies these forward-looking statements by using the words “anticipate,” “believe,” “estimate,” “expect,” and similar expressions. Many known and unknown risks, uncertainties and other factors could cause the actual results to be very different from those contemplated by the statements. Soundworks does not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

USE OF PROCEEDS

Soundworks may receive no proceeds or only nominal proceeds from this offering. If we do sell all of the units in the offering, Soundworks will receive net proceeds of approximately $1,500,000. Soundworks expects to use the proceeds as follows (in order of priority):

Offering Expenses:

Filing Fees

$   1,710

Transfer & Warrant Agent Fee

2,500

Financial Printing

10,000

Accounting Fees and Expenses

6,000

Legal Fees and Expenses

50,000

Blue Sky Fees and Expenses

5,000

Miscellaneous

  4,790

Subtotal

80,000

If we are able to raise at least $80,000, from sale of the units, the excess will be applied proportionately to the following:

Product Development

125,000

Product Launch (Marketing & Advertising)

170,000

Marketing Manager (1st year)

30,000

Retention of needed personnel

120,000

Inventory

100,000

Working Capital/Future Acquisitions

755,000

Chief Financial Officer (1st year)

     40,000

TOTAL

1,420,000

The inventory to be purchased consists of recorded media containing material from our libraries, and is intended to allow us to fill orders in an expeditious fashion.

If warrants included in units are exercised, the total proceeds to Soundworks from the exercise of the warrants included in all units will be approximately $1,800,000. Management expects to allocate whatever proceeds are generated from warrant exercises as follows:

•

25% repay debt;

•

25% for further product development;

•

25% working capital; and

•

25% other acquisitions which would complement Soundworks’ business.

The debt to be repaid includes $7,375 on a short-term promissory note due on December 26, 1998, bearing interest at 12% per annum and currently in default, and $250,000, which will become due and payable on November 30, 2001, bearing interest at 15 percent per annum. Interest on this note was paid at the time of issuance and is included in the $250,000.

There are no pending or probable acquisitions or current negotiations to acquire any related business.

Until the net proceeds are used, management intends to invest the funds in short term bank deposits, investment grade securities, United States government securities and other short term income producing securities.

The discussion above is an estimate based on Soundworks’ current business plans. Actual expenditures may vary depending on the circumstances, which may arise.

DIVIDEND POLICY

Soundworks has never paid any cash dividends on its shares of common stock and does not expect to pay any cash dividends on its shares of common stock in the foreseeable future. We intend to keep future earnings, if any, for reinvestment in our business. Future cash dividends will depend on Soundworks’ financial condition, results of operations, capital requirements and other factors that the Board of Directors thinks are relevant.

CAPITALIZATION

The following table sets forth as of September 30, 2001 the capitalization of Soundworks International, Inc. and subsidiary:

Indebtedness

Notes Payable

     257,375

Total Indebtedness

     257,375

Stockholders Equity

Common Stock 8,425,311 shares of

$.005 par value

42,127

Paid in Capital

$1,334,818

Unrealized gain on investment

275,000

Accumulated Deficit

(1,343,257)

Total Stockholders Equity

      308,688

Total Indebtedness and Stockholders Equity

$    566,063

This table should be read in conjunction with our Financial Statements included elsewhere in this prospectus.

DILUTION

The initial public offering unit price is substantially higher than the net tangible book value per share of common stock. As of September 30, 2001, Soundworks' net tangible book value was $775,294 or $0.09 per share of common stock. Net tangible book value per share is Soundworks total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. If Soundworks had sold all of the units on September 30, 2001 at the initial public offering price of $1.00 per unit and applied the net proceeds of the offering, the net tangible book value of Soundworks as of March 31, 2000, would have been $1,572,962 or $.22 per share. This would represent an immediate increase of $.13 per share of common stock to existing stockholders and an immediate dilution of $.78 per share of common stock to the new stockholders who purchase units in the offering. The amount of dilution new holders will suffer depends upon how many of the units we sell. The following table shows the per share dilution if we were to sell only 100 units, if we were to sell half the units, and if we were to sell all the units:

	100 Units	Half of units	All units
Public offering price per unit of the securities in this offering	$1.00	1.00	$1.00
Net tangible book value per share, before the offering	$0.09	0.09	$0.09
Increase per share attributable to sale by Soundworks in the offering	--	0.07	0.13
Pro forma net tangible book value per share, after the offering	$0.09	0.16	0.22
Dilution per share to new investors	$0.91	0.84	0.78

If the warrants were exercised in full, dilution per share to new stockholders would be $.65 per share of common stock.

The following table summarizes, as of September 30, 2001, the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new shareholders after the offering if half of the units are sold:

	SHARES PURCHASED	PERCENTAGE OF TOTAL SHARES	AGGREGATE CONSIDERATION	PERCENT OF TOTAL INVESTED	AVERAGE PRICE PER SHARE
Present Stockholders	8,425,311	91.8%	$1,334,875	64.0%	$.16
New Stockholders	750,000	8.2%	$750,000	36.0%	$1.00
Total	9,175,311	100%	$2,084,875	100%	$.23

The following table summarizes, as of December 31, 2000, the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new shareholders after the offering if all of the units are sold:

	SHARES PURCHASED	PERCENTAGE OF TOTAL SHARES	AGGREGATE CONSIDERATION	PERCENT OF TOTAL INVESTED	AVERAGE PRICE PER SHARE
Present Stockholders	8,425,311	91.8%	$1,334,875	47.1%	$.16
New Stockholders	1,500,000	8.2%	$1,500,000	52.9%	$1.00
Total	9,925,311	100%	$2,834,875	100%	$.29

The computations in the two tables above assume no exercise of outstanding options or warrants to purchase common stock or the warrants included in units sold in the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Soundworks International, Inc. was originally formed as a subsidiary of E/S Corporation for the purpose of acquiring Soundworks USA, Inc. E/S Corporation subsequently changed its plans and spun off Soundworks International, Inc. to its shareholders on April 17, 1997. Soundworks International, Inc. as an independent entity then acquired Soundworks USA, Inc. on September 1, 1997 in a reverse merger. Soundworks International, Inc. had no business operations before the merger. In the merger, it became the parent of Soundworks, USA, which had been formed in 1992. References to Soundworks in this discussion refer to Soundworks USA, Inc. before that merger and to the combined Soundworks International, Inc. and Soundworks, USA after that merger.

Soundworks has, from its beginnings, in December 1992, devoted most of its resources to developing, manufacturing and marketing its music and spoken word CD's, audiocassettes and videos. Through December 31, 2000, Soundworks has accumulated a deficit of $(1,230,668). As of September 30, 2001, the accumulated deficit was $(1,343,257).

Soundworks' sales revenues have increased over the last two years (from $137,676 to $231,832), but it operated at a loss in each annual period and continues to operate at a loss. This is because Soundworks' spending for marketing, product development, and general and administrative costs has exceeded our gross revenues. Soundworks expects the operating deficit to continue and increase over the next 12 months as we spend more to support the development and growth of our product line.

Although Soundworks expects substantial growth in both revenues and expenses, management anticipates that expenses will increase more rapidly than revenues over the short term. We do not expect to earn a profit until annual sales exceed $500,000.

Results of Operations

Years ended December 31, 2000 and 1999

The following table shows the results of operations expressed as a percentage of revenues:

	9/30/01	9/30/00	2000	1999

Total Cost of Goods Sold	10.56%	3.95%	4.09%	5.44%
Gross Profit	89.45%	96.05%	95.91%	94.56%
Advertising & Promotion	12.84%	38.16%	39.42%	54.22%
General & Administrative	20.47%	8.73%	8.29%	21.09%
Legal, Accounting, Audio & Prof Fees	70.05%	69.12%	68.45%	41.35%
Plant & Equipment Expense	32.38%	30.24%	35.15%	26.12%
Printing, Reproduction, Production & Ship	9.54%	19.90%	20.43%	227.28%
Wages, Commissions & Consulting Fees	13.69%	36.09%	33.85%	46.37%
Interest	32.86%	2.38%	15.47%	7.12%

Although wholesale prices were relatively constant, volume increased significantly. Video products continue to increase, from $39,183 in 1999 to $47,174 in 2000. Spoken Word experienced the largest growth helped by the addition of several new products, including "Martin Luther King, Jr. -- We Shall Overcome" (release date: 8/1/00), "Joe DiMaggio" (released 7/3/00), "Babe Ruth" (released 7/3/00) and "The Beetles -- 1965 Help Tour" (released 8/1/00). The result was 1999 revenue of $79,087 to $142,308 in 2000. The music product actually showed a slight decline. There were only two new product releases: "History of NW Rock Vol. III" and "Live at The Edgewater II" (released 11/24/00. Revenue decreased from $17,736 in 1999 to $16,268 in 2000. Our customer base grew during the year 2000 due to increased marketing and promotional efforts and the types of new releases. For example the release of Volume II "The Reagan Years" created additional interest from the Ronald Reagan Library, which began purchasing product. "The Greatest Speeches" audio and video continued to attract new customers, including The Smithsonian. As we released "Babe Ruth" and "Joe DiMaggio", The Baseball Hall of Fame began stocking their store. In addition, during the year 2000 Soundworks picked up a new distributor, Bayside Distributing, which has begun promoting and selling our product to retail outlets that lost their ability to buy when our previous distributor got out of the audio distribution business.

Royalties Received represents amounts received by Soundworks for licensing its proprietary recordings to others. During the period since 1998 it has licensed these recordings to Columbia House, Delta Music, Rhino Records, Sundazed Records, Ace Records and Harper Collins. This item increased from $1,647 in 1999 to $20,563 in 2000.

Cost of operation for these two periods are in no way comparable. The year ending December 31, 2000 reflects unsuccessful efforts to acquire Santa Fe Acquisitions, Inc. and through it, Sunset Productions, an audio book company located in Santa Fe, NM.

Significant increases of travel expenses were experienced as several trips to New Mexico were required in connection with inspection of the assets and inventory of Sunset and the negotiation of the purchase agreement resulting in an increase in Travel & Entertainment Expense (included in Advertising & Promotion) from $7,083 in 1999 to $29,777 in 2000.

Expenses also reflect an increase in legal and accounting fees in connection with the review of Sunset’s business, an independent audit of Soundworks books and legal fees associated with the filing of an SB-2 registration statement with the Securities and Exchange Commission. This caused legal, accounting & professional fees to increase from $56,926 in 1999 to $179,807 in 2000.

Advertising and Promotion Expenses. Advertising and Promotion expenses increased from $74,647 in 1999 to $103,543 in 2000. In an effort to find alternative means of product distribution, Soundworks increased its internet presence by promoting its web site, resulting in additional costs when compared to the 1999 period. In 2000, Soundworks also continued a series of television advertisements begun in 1999 promoting some of its products, in an effort to sell product directly to the consumer.

Printing, Reproduction, Production and Shipping Expenses. With additional releases of spoken word products in 2000, printing, reproduction, production, and shipping increased from $37,558 in 1999 to $53,658 in 2000.These expenses include design, artwork, printing, mastering, recording and manufacturing of the finished product.

Interest Expense. The increase in interest expense from $9,796 for the year ended December 31, 1999 to $42,323 for the year ended December 31, 2000 reflects indebtedness of $250,000 incurred in October of 2000, which is evidenced by a promissory note due in November 2001.

Beginning in late 1999, Soundworks began providing Health/Medical insurance to its employees through Aetna US Healthcare. The cost of this benefit caused significant increases in Insurance expense, itemized under Plant and Equipment Expense, overall causing those expenses to increase from $35,955 in 1999 to $92,339 in 2000.

Although overall revenue nearly doubled from 1999 to 2000, the increase in expenses as described above resulted in an increase in the net losses. As indicated on the Consolidated Statement of Loss and Accumulated Deficit, page  in this prospectus, the net loss increase from $(177,574) in 1999 to $ (527,368) in the year 2000.

Nine months ended September 30, 2000 and 1999

The first nine months of 2001 showed a decline in revenue as compared to the first nine months of 2000.  Because of limited cash flow, there has been only one new release this year.  Several of our items have been out of stock and backordered with customers.  This contributed to sales declining from $195,882 as of 9/30/00 to $133,948 as of 9/30/01.

There was a significant decline in operating expenses from the first nine months of 2000 to the first nine months of 2001.  Some of this is attributed to the need to cut expenses because of limited cash flow.  Also, Soundworks cancelled its Letter Of Intent to purchase Sunset Productions in Santa Fe, NM.  There were increased expenses in 2000 in efforts to acquire Sunset.

Travel & Entertainment.  Expenses for the nine month period decreased from $21,268 in 2000 to $11,007 in 2001.  There was no longer a need for trips to New Mexico because of the decision not to purchase Sunset Productions in Santa Fe.

General & Administration.  There was actually a slight increase in G&A expenses in the first nine months of 2001 compared to 2000.  This increase reflects higher costs for such operating items as postage, bank service charges, office supplies and utilities.

Legal, Accounting & Professional.  These expenses decreased from $135,402 in 2000 to $85,327 through September of 2001.  There were unique costs in 2000, including auditing and legal expenses related to the filing of an SB-2 document with the Securities and Exchange Commission.  There were also added legal and accounting expenses in Soundworks’ attempts to purchase Sunset Productions in 2000.

Printing & Production.  The decline in these expenses is directly associated with the decline in product production.  Printing & Production costs decreased from $38,989 in 2000 to $11,622 in 2001.

Liquidity and Capital Resources

Soundworks’ liquidity is extremely limited. As of September 30, 2001 it had negative working capital of $(378,879). It is not in a position to get a bank loan. To date it has funded its operations primarily through limited offerings of its common stock and through loans, as described in Note 4 to the financial statements. Soundworks’ President and Chief Executive Officer has periodically funded the Company over the past six years with loans, but he is not legally obligated to provide further funding to the Company in the future. If we are able to sell the maximum number of units covered by this prospectus, management believes the proceeds will be sufficient to allow Soundworks’ to continue operations for at least twelve months. If less than the maximum number of units is sold, we will have to scale back operations and may (depending upon the amount raised) be unable to continue operating at all.

BUSINESS

The Company

Soundworks was incorporated in Nevada on March 19, 1997.Its corporate offices are located at 8495 Oddfellows Road, N.E. Bainbridge Island, Washington 98110.Its mailing address is P.O. Box 4608, Rolling Bay, WA98061-0608.Its telephone number is (206) 780-0857.

History

Soundworks was founded to produce and market recordings selected from a large library of master recordings from the period 1940 – 1980 owned by Soundworks’ founder, Mr. Dennon. This master recording library, purchased by Soundworks in September of 1997, includes over 2000 recordings by such artists as The Kingsmen, The Brothers Four, Wes Montgomery, Glenn Yarbrough, Pete Fountain, Stephanie Grappelli, Thelonious Monk, Ian Whitcomb, Danny O’Keefe, Martin Denny, Scott Cossu, and many others, most of which have not previously been released on Compact Disc (“CD”). The genres include Pop, Country, Rock, Jazz, Big Band, Instrumental, Folk, and Blues.

Shortly after its founding, Soundworks began appropriating from the public domain and/or acquiring rights to issue spoken word materials, primarily speeches by American Presidents and well-known persons from recent American history.

The Industry

Soundworks’ products presently fall within the niche “Nostalgia” area of the audio and video industry. “Nostalgia” releases are Compact Discs (CDs), cassette recordings, and videos containing entertainment or materials from the past. The nostalgia market target is comprised of the more than 65 million Americans – 34% of the population – who are over the age of 50.According to a recent CNN report, these people represent the fastest growing market segment for CD and Video products. Soundworks is currently seeking to sell the Nostalgia market through tailored products:

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audio or video material previously released, but no longer generally available to the public; and

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material from an artist, musical era, or historical period that has never been released publicly before.

Products

Soundworks presently produces and markets:

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music recordings and videos under its trade name Jerden Records, and

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spoken word products under its trade name SpeechWorks™.

Music Products. Exclusive music product releases on the Jerden label consist primarily of original music from the Soundworks’ extensive library of original master recordings performed by some of the top names of the 1950’s and ‘60’s, including The Kingsmen, Don & the Goodtimes, The Brothers Four, Wes Montgomery, Pete Fountain, and many more. Soundworks’ President acquired most of these master recordings over his many years in the record business and sold them to Soundworks for release. This library of original master recordings includes copyrighted recordings of more than 200 name artists of the 1950’s, 60’s and 70’s, and forms the basis for many marketable releases of known artists from the past for the “nostalgia” market. Some of the recordings produced by Jerden are “Greatest Hits” compilations, or songs from popular albums that have never before been produced on CD format. Soundworks also seeks to license other music recordings, past and present, that Soundworks’ management believes it can market successfully.

Soundworks has produced and released eleven music titles including The Kingsmen, Don & the Goodtimes, The Sonics (two volumes), Willie Nelson, History of the Northwest Rock (three volumes), Jukebox Saturday Night-Big Bands (two volumes), and Jimmy Dorsey/Woody Herman “Live At The Edgewater”. Soundworks’ Library of Master Recordings includes recordings in the various genres by the following artists:

Big Band Artists

Louis Armstrong	Duke Ellington	Jack Teagarden
Tex Beneke	Woody Herman	Pete Fountain
Jimmy Dorsey	Ralph Flanagan	Stan Kenton
Bobby Sherwood	Pee Wee Erwin	Tony Pastor
Buddy Morrow	Vaughn Monroe	Ray Anthony
Art Mooney	Claude Thornhill	Connie Haines
Henry Jerome	Artie Shaw	Enoch Light
Red Nichols	Shep Fields	Hugo Winterhalter
Del Courtney	Russ Morgan	Jonah Jones

Country Music

Slim Pickens	Mickey Gilley	Johnny Lee
George Jones	Kitty Wells	Hank Locklin
Alabama	Faron Young	Johnny Horton
Bobby Wayne	Last Mile Ramblers	T. Texas Tyler
Webb Pierce	Conway Twitty	Buddy Redbow
Buck Owens	Freddy Fender	Tom T. Hall
Marvin Rainwater	Carl Belew	Ferlin Husky
John D. Loudermilk	Maddox Bros & Rose	Jimmy Wakely

Jazz Music

Dizzy Gillespie	Charlie Barnett	Quincy Jones
Charlie Mingus	Don Cherry	Jerry Frank
Oscar Moore Trio	George Voumard	Don Mock
Diane Schuur	Mark Winkler	Arnold Ross
Andre Previn	Grachan Moncur III	Jimmy Lyons
Jazz All-Stars	Otis Spahn	Dave Burrell
Wes Montgomery	Teddy Wilson	Kitty White
Stephanie Grappelli	Overton Berry	Memphis Slim
Freddie Hubbard	Chamber Jazz Sextet	Lena Horn

Rock Music

The Kingsmen	Ian Matthews	Magic Fern
Ian Whitcomb	Diamond Reo	Lucky Pierre
Spirit	The Sonics	Dave Lewis
Bobby Lewis	PH Phactor Jug Band	The Juveniles
Leon Russell	Ron Davies	The Bards
Hi Fi	Lucky Pierre	Don & The Goodtimes
Springfield Rifle	The Small Faces	Pepper Porter
Charlie Ryan	Danny O’Keefe	Barry “The Fish” Melton

Pop Music

Ray Charles	Tom Jones	The Crewcuts
The Hudson Brothers	Vic Damone	Al Jolson
Gladys Knight & Pips	Mac Davis	Evie Sands
Martin Denny	Suzie Nichols	Kay Starr
Frankie Laine	Roy Thoreson	Michael Parks
Kostas		Papaya

Blues Music

Jimmy Witherspoon	Issac Scott	“Gatemouth” Brown
Lightnin’ Hopkins	Memphis Slim

Folk Music

The Brothers Four	Glenn Yarbrough	Jim Page
Mark Pearson

Instrumental

Banjo King	Vision	Jac Murphy
Scott Cossu	Banjo Greats	Waltz Kings
Bronn Journey	Klaus Lendzian

Spoken Word Products. Spoken word products released to date by Soundworks under its SpeechWorks™ label consist primarily of public domain and licensed recordings of speeches made by rock and roll icons (“Rock Icons”) and people important to U.S. history (“Historical Icons”). Although most of the material included in this product line is in the public domain and available to anyone, the configuration, duration and packaging is exclusive to Soundworks. Releases include: JFK: The Kennedy Tapes (3 volumes); FDR: Nothing to Fear; Harry S. Truman: Give ‘Em Hell, Harry; Martin Luther King, Jr. (2 volumes); Ronald Reagan: The Great Speeches (2 volumes); The Greatest Speeches of All-Time; Apollo 13: The Real Mission; Winston Churchill; Richard Nixon; Robert Kennedy; William Jefferson Clinton; Douglas MacArthur; Joe DiMaggio; Michael Jordan; Babe Ruth; Mohammed Ali; The Beatles: The Beatles Tapes (5 volumes); Jimi Hendrix; Elvis Presley: The Elvis Tapes; Buddy Holly: The Buddy Holly Tapes; and Gene Vincent: “Be Bop a Lula”.

The Historical Icon series features live recordings of major speeches by historical figures – mainly U.S. Presidents and major political figures, and will be expanded to feature business leaders, military leaders, coaches, religious speakers, celebrities, etc. Historical Icon products are sold to:

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audio book buyers;

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history buffs; and

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educational institutions

They are sold through various traditional channels, such as direct marketing television, retail stores, catalogs, etc.; and non-traditional channels, such as the Internet.

Soundworks is making a marketing effort, in the Historical Icon area, to educational institutions, in order to reach beyond the nostalgia market and break into the educational, sports and business markets.

The Rock Icon series features live recordings of special interviews and press conferences with Rock ‘n Roll legends such as Elvis Presley, The Beatles, Buddy Holly, and others. These products are sold to nostalgia rock ‘n roll enthusiasts via television promotions, catalog and retail distribution, and the Internet.

New Products

Soundworks is involved in a continuing process of evaluating its library of master recordings, and remastering and producing new releases from this library as Soundworks’ resources, both financial and personnel, permit. We give priority to releases which management believe can be profitable to Soundworks, but there can be no assurance that any particular release will be profitable. Soundworks intends to expand its product line into video releases, as its resources permit. Soundworks has produced its first video product – “The Greatest Speeches of All-Time, Part I” designed to be sold initially on television via direct response advertising and then through retail outlets. Soundworks also is trying to locate and secure rights for spoken word business, educational, historical and/or nostalgia releases.

Soundworks presently has the following products in pre-production for manufacturing and marketing in 2001:

Audio/Spoken Word:	Audio Music:	Video:

President Dwight Eisenhower/”Ike”	Various Artists/”Northwest Rocks”	“Presidential Speeches”
President Lyndon Baines Johnson/”LBJ”	Bobby Wayne/”Classic Country &Rockabilly”	Frank Sinatra/”Ol Blue Eyes in Black & White”
President Gerald Ford President Jimmy Carter President George Bush	Dave Lewis/”The Dave Lewis Trio” Various Artists/”The History of
John Lennon/”Exclusive Interviews”	Norwest Rock Vol. IV” Various Artists/”The Jerden
Record Story” Wes Montgomery/”Untitled”
Pete Fountain/”Untitled”
Jac Murphy/”A Child’s Gift”

Video Products

Soundworks intends to produce additional video products for release in videotape and DVD home video formats. Motion picture and/or video recordings exist for many of the historical events in the U.S. and around the world since the advent of the motion picture and videotape eras. Film and video footage also exist of music performances. Management believes that rights to release this material on home video formats can be obtained for enough commercially viable productions to justify pursuing releases in this field when we are financially able to do so. Video production and release can involve significantly more production and manufacturing expenses than an audio only release. We have not yet released any video products other than The Greatest Speeches of All Time Vol. I.

Copyrights, Royalties

Soundworks' library of master recordings is copyrighted and we must acquire rights for its releases and pay royalties to the artist(s) and copyright owner(s). Soundworks may own the recordings but another party, usually the Music Publisher, owns the content (song (s)). Before distributing the recording, Soundworks must have both a master recording license and a mechanical recording license from the copyright holder. A master recording license is a written authorization from the copyright owner to use his existing recorded material. A mechanical recording license is a written authorization to manufacture and distribute media containing copies of the material. Royalties for a mechanical recording license are based on the number of units sold. Accordingly, when Soundworks begins production on a particular release, it must verify the standing of the copyright holder and acquired "mechanical license" from the copyright owner. Soundworks can obtain a "mechanical license" as to any previously recorded and released material relatively easily under U.S. copyright law. Where ownership of the copyright is not clear, Soundworks may have to engage copyright clearance experts. Much of the historical spoken word material that would be released on the SpeechWorks (TM) label is in the public domain and no copyright clearance is required for its release. This is not the case with motion pictures or videotapes of historic speeches.

Soundworks pays royalties to the copyright holders for copyrighted material released on its labels. These royalties range from $0.50 to $2.00 per selection, per record released.

Soundworks does not intend to release any material for which it has not obtained full rights and any “mechanical licenses” permitting legal release.

Pricing

Soundworks’ Compact Disks (CD’s) have an “industry standard” suggested retail price of $15.98, and its cassettes a suggested retail price of $10.98. Management expects to set $19.95 as the suggested retail price for videotape releases. We expect direct television marketing to be priced at about $15.98 per CD and $10.98 per cassette. The pricing structure for CD’s, cassettes, and videos is fairly well established by the industry, and Soundworks intends, generally, to follow this pricing structure.

Product Development

Markets

Soundworks presently competes in the nostalgia voice and music markets and intends to expand its product line offerings into the education (general and business) market and general entertainment markets through audio books and video offerings.

The Nostalgia Music Market

Soundworks produces CDs and audio cassettes from its library of master recordings, recorded by many name artists of the 40’s, 50’s, 60’s and 70’s.Typically, consumers who purchase products in this niche market already are fans of the particular recording artist, and their decision to buy is, for the most part, a subjective one. Because much of our music nostalgia material is being released on CD for the first time, the decision to buy may be based on replacing an old long-play (LP) album to take advantage of the new technology and better sound and convenience offered by the CD format, or simply on the fact that they don’t have the recording and want to fill out their collection of works by the artist or from the particular period. Often, we make nostalgia sales because a particular song or style of music reminds consumers of a significant time in their lives. These products are not sold based on the product’s present day hit status. Therefore, sales will never be “hot”, as in a “million-seller”, but sales are continuous and long lasting. For example, artists such as Duke Ellington and Count Basie will continue to appeal to Jazz fans for many years and the prospect of a different version of a song that is already in a consumer’s collection will, in many cases, eventually prompt the buying decision if continuously presented.

The Spoken Word Market

The market for spoken word products is a niche market within the overall non-music sector of the record industry, which includes audio books. Management feels the consumer market for the SpeechWorks™ series, like the audio book market, is typically 40-plus-years-old, professional, and intelligent. We have designed and positioned our SpeechWorks™ products to go beyond mere nostalgia, to be perceived as living history.

Management believes the explosive growth in popularity of audio books and the enthusiastic early response we have received from our retail customers indicates an untapped market demand at the consumer level for this type of product. management believes that additional markets can be developed in:

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the educational community,

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museums,

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the internet and other non-traditional retail outlets.

Marketing

We market our music and spoken word products through normal record market distribution channels and direct marketing. Management believes there is also great sales potential in marketing “nostalgia” releases through direct television marketing. Management believes that the key to sales in the record market is promotion, advertising, and maintaining good working relationships with marketers in this field. The conventional record market is composed of record distributors, retail stores, record clubs, and mail order catalog sellers. A less conventional market, but one management feels suits Soundworks’ products, is direct marketing by Soundworks to the consumer, both through direct marketing programs of Soundworks, and direct marketing programs under arrangements with experienced direct marketing organizations. The following is a summary discussion of how Soundworks distributes its products in the conventional record industry, and its direct marketing program.

Sales to Distributors. In the conventional record market, distributors buy recorded product from the “label” at a distributor’s discount, and resell the product to record retailers at a markup. The pricing structure for this is fairly well established and uniform in the industry. Distributors usually have their own representatives who service record retail stores. It is up to the “label,” however, to promote its products so the retailers will have an incentive to order its products from the distributor. We intend to employ a distributor sales representative who will be responsible for continuing and developing distributor relations, and servicing the needs of the distributors, including furnishing them sales materials. Over twenty distributors nationwide currently represent Soundworks' Jerden Records and SpeechWorks™ products. Management believes that with the expanded product line and the addition of a distributor sales representative, we can increase sales through distributors, especially when we have adequate capital to design and distribute professional sales materials for the distributors to share with their retail customers and to buy advertising space in their catalogs to heighten visibility.

To sell to distributors, Soundworks needs to promote its products to the public and heighten the awareness of retail marketers to these products so they will order from the distributor. If we raise enough capital through this offering~~,~~ we intend to hire a Marketing Manager. This Manager would be responsible for executing an intensive telemarketing/fax-marketing campaign at the retail level to familiarize store managers with our product line. We also plan to influence retail store managers' purchasing decisions with direct telephone contact and in-store marketing assistance, such as posters, etc.

Sales to Retail Stores and Through the Internet. We plan to sell products directly to retailers who may not be able to get our products easily from distributors. These include:

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record stores,

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book stores,

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educational stores,

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museums, etc.

We will use a telemarketing sales force to establish and service retail accounts, using commercially available qualified lists of retail prospects in our target market. Soundworks’ marketing department will systematically contact our active and prospective retail accounts to promote Soundworks’ products. We plan to produce:

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sample cassettes and CDs,

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in-store posters and flyers,

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in-store displays, and information on new products.

We also plan to use fax and e-mail to keep in contact with our retail accounts. Our retail customers include Costco, Tower Records, Borders, Barnes & Noble, Store of Knowledge, Columbia House, PBS Home Video, The Sixth Floor Bookstore, The Smithsonian Shops, West Point Military Academy, FDR Library, Winston Churchill Library, and many more traditional record and book outlets. Soundworks’ products are available on the internet at its website www. Soundworks.net as well through web sites maintained by Borders, Barnes and Nobel, Amazon.com and others.

Sales to Consumers. We believe that a major source of sales will be direct sales to consumers. Sales to consumers would be at “retail” prices, with product shipped directly to the consumer by Soundworks, or a shipper or “fulfillment house” with whom Soundworks would contract for this service. We generally make direct consumer sales by distributing catalogs and flyers of our products to potential customers. Soundworks intends to reach this market, assuming the proceeds from this offering are sufficient, by buying a large, commercially available, list of bona-fide nostalgia and historical product buyers for initial and continued mailings to people who have been “qualified” as buyers. Soundworks’ marketing department plans on using customary direct marketing strategies to make these sales and to refine its consumer mailing lists on a continuing basis to be able to predict with greater accuracy the probable success of its direct mail marketing campaigns.

Sales via Direct Response Television and Publications. Management believes that “direct response” promotions on television and other publications media can be a major source of sales for nostalgia products. We have begun to design and produce products for this marketing approach. Direct response marketing uses TV, radio, magazines or newspapers to persuade, the buyer to buy a product directly from the producer. The purchase is usually made using a 1-800 telephone number, or a mail-in order form. Shoppers in the over-50 age group are particularly appropriate for this marketing method as they seek convenience and have money to spend. We have not used this selling method before but believe it offers the greatest opportunity for capitalizing on Soundworks’ library of master recordings. It is the source of greatest profit for many of the Soundworks’ competitors.

Typically, before undertaking a direct response marketing campaign, the seller conducts a test marketing program at relatively low cost to determine whether the direct marketing approach proposed will work and to provide a basis for predicting how many units might be sold in a full scale campaign. Sales volumes through direct response marketing can be very high, even with marginally popular artists, if the marketing is executed correctly. For example, USA Today reports that Roger Whitaker's Best Loved Ballads sold approximately 800,000 units through direct response television promotion at $24.95 each. That translates to sales revenues of $20 million. Gross profits on these sales would be in excess of $10 per unit, or $8 million. Albums by flute artist Zamfir, of the Pan Flute, have sold more than 1 million copies. According to USA Today, Heartland Music sold over 600,000 copies of Stage Door Canteen, an album of hits from the 1940’s. Soundworks has manufactured a sequel to this album with a collection of World War II hits from the period 1940-1945 called Juke Box Saturday Night. We have also identified other products from our library of master recordings that will be targeted at specific buyer niches. We have extensive research on which broadcast media, and which geographic markets, represent Soundworks’ target audience. Soundworks plans to undertake direct response television marketing through marketing and distribution arrangements with established independent television marketing companies.

Direct Response Marketing Agreement

We have entered into a comprehensive marketing and distribution agreement with WNR, a Los Angeles company, to joint venture direct response marketing of our product. For their services, Soundworks will pay WNR fifty percent (50%) of the net profits from sale of product.

This direct response program will include:

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Production: Production of a 60 and 120 second direct response commercial. It includes all elements of production including script, talent, voice over, directing and editing. This also includes postproduction services such as dubbing and video distribution.

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Media: WNR will plan, purchase and manage all media from test phase through full roll out and provide complete media analysis and reports. Reports will detail spots run and sales on a station by station basis. This will be a comprehensive media analysis to optimize cost per response and media efficiency.

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Telemarketing: WNR will manage telemarketing operations and customer support. Also included in this function is credit card processing, check clearing and report generation.

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Fulfillment: WNR will provide order processing, warehousing and fulfillment services. They will coordinate telemarketing and fulfillment to clear payment and ship to individual customers.

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Manufacturing: WNR will assist with manufacturing of product, packaging, shipping boxes, etc. Production management and inventory planning will also be performed.

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Electronic Retailing. This aspect of television direct response sales will include consideration and possible use of shopping channels, such as QVC and HSN to promote sales.

Liability and Property Insurance

We have liability insurance covering our property and operations with coverage and deductible amounts and exclusions that management believes are customary for companies of our size and adequate for our industry. We cannot give any assurance that our current insurance coverage is adequate or that Soundworks will be able to maintain insurance at an acceptable cost.

Employees

As of October 31, 2001, we employed four full-time employees, and one part time employee all of whom were engaged in research and development and manufacturing activities and three of whom were engaged in administrative activities. None of our employees is covered by a collective bargaining agreement, and we believe that our relations with our employees are good.

Contractors

On May 1, 1997 Soundworks entered into an agreement with TCKTS, L.L.C. to provide certain services. TCKTS, L.L.C. dba Bristol Media, Ltd. has a sub-contractors agreement with:

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Toby Investments, L.L.C., which is to provide preparation of sales and presentation materials and public relations, services.

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4 Point Lake, L.L.C. which is to provide corporate and securities compliance services and preparation of related documentation.

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XXX Enterprises Corp., which is to publicize the company to brokers, market-makers, prospective investors and shareholders.

These agreements were for an initial 13-month period, but have all been continued by mutual agreement and therefore all have ongoing obligations to Soundworks.

Properties

We acquired our master tape library from Gerald B. Dennon, our President, for stock when we were organized. Ownership of the library is subject to the normal royalty interests in the recording business. These include; royalties paid to the Artist(s) based on a negotiated percentage of sales, and mechanical royalties paid to the copyright owner.

We lease, on a month to month basis, approximately 4,000 square feet of office and warehouse space on Oddfellows Road, Bainbridge Island, Washington, from Montcalm LLC, an entity owned by Gerald B. Dennon, at $2,000 per month. We believe that the rental payments are at or below market for such location.

The only other property or equipment Soundworks leases is a Canon fax and a Canon copying machine under a 5 year lease with an unrelated third party for $280 a month plus copying charges (should more than 3,000 copies be made a month) of $0.02222 a copy.

Competition

The record industry today is split into two distinctions, major labels and independent labels. Major corporations, of which there are four (BMG, Sony, UMG, and Warner Music Group), are responsible for approximately 90% of the music sold in the United States. All labels that fall within those corporations would be considered a “major” label. For example, Atlantic Records is owned by WEA, Polygram Records is owned by UMG, etc. Those labels that do not fall within one of the major corporations would be considered an independent label.

Many major record labels and record clubs offer Greatest Hits packages and Vintage Classics, but there are only a few niche companies with which Soundworks competes directly.

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Rhino Records

Rhino, originally a privately held company and now a division of Warner Music Group (WMG), is a major force in our market niche. It has used direct TV to sell collections of such artists as Aretha Franklin and Manhattan Transfer, as well as Christmas music. It also publishes a catalog of its releases and has acquired a very small library of master recordings. Rhino was founded in 1980 and released its first CD in 1984.It has grown dramatically since then to approximately $50 million in sales on more than 200 releases. Since 1991, the company has expanded into packaging beat poetry and music, nostalgia rock ‘n roll, blues, punk, new-wave, power pop, doo-wop, and just about anything that was popular. According to the Wall Street Journal, “Rhino got started with titles like ‘The Best of Louie Louie’…assembling 10 versions of The Kingsmen’s classic."

Soundworks licenses a Slim Pickens song from its master recording library to Rhino for use in its boxed set, Songs of the West. Rhino has reported sales of more than 10,000 units.

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Heartland Music

Now a member of Sony Music, this company was founded by Lawrence Welk Jr. in 1983 and is a market leader. According to USA Today, Heartland sells four to five million album sets per year. Heartland markets exclusively via direct TV and follow-up mailings. The company, we believe, has compiled a list of over one million buyers. Heartland produces for four markets. We compete in two of these:

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Legendary Artists - such as Nat King Cole, Patsy Cline, Jim Reeves, Mario Lanza, etc.

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Compilations - such as Feel Good Rock, Country Nights, Wacky Favorites, etc.

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Sony’s Columbia Legacy

As a result of Rhino’s success, Sony was attracted into the nostalgia arena and has had some notable successes including blues man Robert Johnson, which sold more than 600,000 units.

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Curb Records

This company was founded and is owned by Mike Curb, producer and former Lt. Governor of the State of California. The label has concentrated on building a “Gold Catalog” as part of their marketing strategy, mostly licensing Greatest Hits packages from major labels.

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DCC Compact Classics

This is a specialty label that began operations in 1986.DCC has approximately 100 “vintage classics” in its catalog, plus 15 Gold Releases and 30 other releases that are marketed separately.

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K-Tel International

K-Tel is an international marketing company listed on the NASDAQ stock exchange. Approximately 60% of K-Tel’s revenues are derived from sales of entertainment products, primarily compilations of music into themes, such as Today’s Hit Country and The Fabulous 50’s.The company markets these products in Europe and North America through several labels including K-Tel, Dominion, and Era.

Soundworks’ Competitive Position – Music

Each of the above companies enjoys a competitive advantage over Soundworks in three ways:

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They are able to market their products through direct response TV.

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They are financially able to pursue new products and promote them as necessary.

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They command the attention of the major distributors when they release product.

Soundworks enjoys an important advantage over these producers:

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Soundworks has a library of proprietary master recordings.

These recordings are exclusive to Soundworks and no other competitor can copy, manufacture and distribute copies made from these masters without obtaining a master recording license and paying royalties to Soundworks. A partial list of master recordings owned by Soundworks is listed in the “Music Products” section of this document. Typically a Master Recording License would be issued by one record label to another, giving the licensee the right to release that particular recording on its own label. Most often this would be the case when a label decides to release a compilation of previous hit songs. The recording of those songs would be owned by other labels that would have to be willing to allow their property to be released, for a price, by a different label. If the owner of the recording is interested, than a license would be negotiated based on a percentage of sales. If there were ten songs on the release, there would have to be ten master recording licenses obtained by the record label.

In addition to obtaining a master recording license, a label must also obtain a mechanical license on any song to be released. The mechanical license would be issued by the owner (usually a music publisher) of the copyrighted song. The current statutory mechanical royalty rate is $ .0755 per song per sale. This rate is in effect until 1/1/02, at which time it increases to $ .0800 per song.

Since Soundworks maintains ownership of its library, there is no need for a master recording license when releasing its own recordings. Should another record label wish to include a recording owned by Soundworks on a release, they would have to negotiate for a license with, and pay royalties to Soundworks.

Rhino, Heartland, and other producers that specialize in nostalgia material, have built a market for products that sell in 10,000 to 30,000 unit range, but unlike Soundworks, they do not have a library of master recordings to draw product from. They must negotiate and pay for a master recording license for each song they release on an album.

Sony and other majors have extensive libraries but are unable to compete in products that sell less than 50,000 units.

Based on its own experience, Soundworks believes that the major recording library owners have become less interested in supplying their product to other labels. Soundworks has tried on several occasions to obtain licenses from the majors for release on compilation products. Although the majors are willing to license, the royalty rate they demanded was so high that the profit margin on low-budget compilation albums would have been unacceptable.

Competitors – Spoken Word

Rhino is the only competitor now producing material that is roughly comparable to Soundworks’ SpeechWorks™ Historical Icon series.

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Rhino Records

Rhino presently produces beat poetry, lectures, and audiotapes, and they have released a series they call Great Speeches of the 20th Century. Other new endeavors include infomercials and a partnership with a radio network for the release of audio books and concert tapes compiled by the network. They don’t mind trying something new and we must expect that our penetration of new markets will be noticed. At the present time, Rhino is concentrated in other product areas and in limited marketing channels.

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Others

Time-Life and other majors can be expected to enter this market if Soundworks’ performance and/or Rhino’s performance in this area demonstrates substantial market demand. Demand of something more than 30,000 units per release would justify their interest. Management believes the market may be that large, but that Soundworks has the ability to establish its brand and take substantial market share long before the competition can get organized.

Soundworks’ Competitive Position – Spoken Word

Soundworks’ competitors enjoy the same advantages with respect to SpeechWorks™ products as Soundworks’ Jerden Records competitors do with respect to music products. However, we bring focus of effort to this market niche, which management believes that our competitors have not shown. This is demonstrated by our discovery of many buyers in the distribution channel for SpeechWorks™ products that our competitors are either unaware of or not interested in pursuing, such as museum stores, Educational Dealers & Suppliers Association International (EDSA) and libraries.

Competition – the Internet

Management shares the view of David Geffen, one of the founders of DreamWorks SKG and a veteran music industry executive who is quoted in the Wall Street Journal of July 28, 2000 as saying, “All that happened (as a result of Napster) is that the record business has expanded, and more records will be sold.”

Business Combination with Soundworks USA, Inc.

On September 1, 1997, Soundworks International, Inc. agreed to acquire and merge with SoundWorks USA, Inc. dba Jerden Records (formerly The Great Northwest Music Company), a Washington corporation.

The acquisition was effected through a stock exchange. In the acquisition SoundWorks USA, Inc. became a wholly-owned subsidiary of Soundworks International, Inc. Shareholders of SoundWorks USA, Inc. received 4 million shares of common stock of SoundWorks International, Inc. Upon completing this acquisition, the former shareholders of SoundWorks USA, Inc. became the majority shareholders of Soundworks International, Inc. as they acquired approximately 74% of the combined companies. Shareholders of SoundWorks USA, Inc. received “restricted securities”, in accord with federal and relevant state securities laws. Directors, Officers and controlling shareholders are subject to the holding period and volume limitations established by Rule 144 enacted under the Securities Act of 1933 should they wish to sell.

The principal founders of SoundWorks USA, Inc., Gerald B. Dennon and Robert L. Wikstrom, were elected to the Board of Directors of Soundworks International, Inc., and they now have full control of all operations, management, policies and other affairs of Soundworks. See “” on page .

LEGAL PROCEEDINGS

Soundworks is not a party to any material legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table provides information about our directors, executive officers and key employees:

Name	Age	Served From	Position
Gerald B. Dennon	62	1997	Director, Chairman, President & CEO
Robert L. Wikstrom	54	1997	Director, V.P., G.M., COO & CFO
Robert Flick	62	1999	Director
Diane Botefuhr	49	1997	Product Manager
Daniel Dennon	29	1999	E-Commerce Mgr & Art Director

Prior to September 1, 1997, Mr. Dennon and Mr. Wikstrom held similar positions with SoundWorks USA, Inc. since 1992 and 1993, respectively.

Background of Management and Key Employees

Gerald B. Dennon, CEO. Mr. Dennon has held positions in record production, promotion and distribution, and various other sales and management positions in the broadcasting and entertainment industries. In 1963 he founded Jerden Music, which discovered, produced, developed and marketed recording artists such as The Hudson Brothers, Danny O’Keefe, Gail Davies, The Sonics, Don & the Goodtimes, The Springfield Rifle, The Bards, and Dave Lewis. Mr. Dennon has two Gold Records as a producer of recordings by The Kingsmen and another Gold Record as a producer for Ian Whitcomb. He has two CLIOs - the international broadcasting award honoring the world’s best broadcast advertisements. In 1977 Mr. Dennon created First American Records, Inc., which under several labels-including The Great Northwest Music Company label-won several Grammy Awards. Since 1982 he has served as a radio and television media broker and as a consultant to major companies. He has been Soundworks’ President, Chairman and CEO, on a full time basis, since September 1, 1997.

Robert L. Wikstrom, COO.  Mr. Wikstrom is an operations specialist who has founded and managed radio and television stations, voiced and produced commercials and television programs and has served in various positions surrounding the operation of broadcast properties. Prior to joining us, in March 1993, and for the previous seven years he was the General Manager of radio station KKFX in Seattle. Previously, he worked in radio station management for KHIT, KYYX, and KXA. He has served on the boards of directors of The Washington State Association of Broadcasters and the Northwest Area Music Association. While continuing his career consulting broadcast properties and teaching music business and broadcast classes on a college level, he served part time as Vice President/General Manager of Soundworks USA from 1993.He became V.P., Director, Secretary Treasurer and Chief Operating Officer on a part time basis for Soundworks International in September of 1997.Mr. Wikstrom joined us full time on May 1, 2000.

Robert Flick, Director. Mr. Flick is, and has for more than the past five years been a music producer, songwriter and screenwriter. He is a founding member of the singing group, The Brothers Four. Mr. Flick is also available to serve Soundworks as an audio and music producer.

Diane Botefuhr. Ms. Botefuhr has been Soundworks’ Product and Administrative Manager since September 1, 1997. She coordinates all aspects of the production of audio compact discs, cassettes and videos, from the source master through art direction, printing and replication. From 1980 to 1986 Ms. Botefuhr served as an executive for a major magazine distribution company. From 1986-1991 she operated her own franchising business and from 1991-1993 she worked in the video production field. From 1993 until joining SoundWorks USA, Inc. in May, 1994 in the same capacity as she currently holds, she served as a real estate investor for her own account. Ms. Botefuhr is a graduate of the University of Dayton, Dayton, Ohio, where she was awarded a Bachelor of Science degree in 1974.

Daniel Dennon. Mr. Dennon is the son of Gerald B. Dennon, the President of Soundworks. Daniel Dennon is Soundworks’ E-Commerce/Warehouse Manager and Art Director. He manages Soundworks’ website www. Soundworks.net and is responsible for developing and implementing Soundworks’ internet strategy. Prior to joining us he was, for the preceding 3 years, a member of the crew that managed and sailed the world on the 145-foot sailing yacht “Juliet.”

Advisory Board

Members and Background

Soundworks has, in addition to its regular Board, an advisory board of four who have experience in the music and broadcasting business. Three have served in that capacity since September 1, 1997.The fourth, (Mr. Levitt) joined the advisory board in April of 2000.

Clifford M. Johnston. Mr. Johnston has been an investor relations consultant to a variety of publicly held corporations since 1997.From 1985 to 2000 he served first as Secretary/Treasurer of Quality Tax Service, Inc., a tax preparation and financial planning firm. From July 1, 1996 to November 1, 1996 he was President of Ultrexx Corporation, a Utah corporation. Prior to that he held a variety of management positions with Econocraft Corporation, E/S Corporation and Health Guard International Marketing Corporation.

Arnold Levitt. Mr. Levitt has been the Senior Vice President, Finance, and Chief Financial Officer of Franklin Electronic Publishers, Inc. (NYSE:FP), a publisher, since May 1999.From 1996 until May 1999, he was the principal in the financial consulting firm ADL Associates. From May 1994 to March 1996 he was the Chief Operating Officer of Wico Gaming Supply Corporation in Las Vegas, Nevada. Previously, he was the CEO and COO of several publishing and manufacturing companies of which he was the principal shareholder. From 1978 to 1993 Mr. Levitt was Senior Vice President, Finance and Chief Operating Officer of LFP Inc., a $250,000,000 magazine publishing and national distribution company.

Jim Newhouse. Mr. Newhouse is, and has been for more than five years, the President of KC Sales, a Los Angeles based video and record marketing company.

Gary Taylor. For the past five years Gary Taylor has been the General Manager, Northwest Region, for Metro Network/Shadow Broadcast Services in Seattle. That company, formerly known as Metro Traffic, provides traffic reporting services to radio and TV stations. It is headquartered in Seattle, Washington and is owned by Westwood One. Before that he was the General Manager of several major radio stations, including KYCW, Seattle; K101, San Francisco; KRPM, Seattle; and KZZU, Spokane. Prior to that Mr. Taylor was the President and CEO of the Broadcast Marketing Executives Association in Los Angeles.

Director and Advisory Board Compensation

To date, neither the Directors nor the Members of the Advisory Board have been compensated for their services as such. They will not receive any remuneration for the current (2000) fiscal year other then reimbursement of expenses for attendance at meetings and for services performed at the behest of Soundworks. For the year ended December 31, 2000, Messrs. Dennon and Wikstrom received $55,000 and $27,000 in salary as President and Vice President, Secretary/Treasurer, respectively.

Vacant Positions and Soundworks’ Intentions

Soundworks’ intends to fill the following positions within the next six to twelve months:

Chief Financial Officer

The CFO will be responsible for the integrity of Soundworks’ financial systems, reporting to the CEO and the Board of Directors on the financial position of Soundworks, and for anticipation of Soundworks' future financial needs. Soundworks' chief operating officer is presently filling this position until sales volume and production justifies a full-time executive.

Marketing Manager

The Marketing Manager will be responsible for marketing and promoting the full line of Soundworks products. In addition he/she will coordinate marketing and promotion activities with the Production Manager and our direct TV partners. This position involves coordinating news releases, production of radio and TV commercials, sales sheets, production catalogs, etc. We will fill this position after we receive the proceeds of this offering, assuming a sufficient number of units are sold if, as and when a successful candidate is recruited.

Committees of the Board of Directors

There are presently no Committees of the Board of Directors.

Executive Compensation

The following table provides information about compensation awarded to, earned by, or paid to Soundworks Chief Executive Officer and executive officers during the years ended December 31, 1998, 1999 and 2000. No executive officer or officers received individually or in the aggregate $100,000 during any year in that period.

Executive Officer	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs
Gerald Dennon, Pres & CEO	1998 1999 2000	$40,000 $55,000 $55,000	0 0 0	0 0 0	6,000 shares Speechworks-International	0 0 0
Robert L. Wikstrom, V.P./COO	1998 1999 2000	$ 8,000 $ 8,000 $27,000	0 0 0	0 0 0	10,000 shares Soundworks International	0 0 0

Stock Options Granted to Executive Officers During 1999

No stock options or warrants/SARS have been issued in the past to officers, directors or members of the Soundworks’ advisory board and no grants are foreseen for the coming fiscal year. Soundworks does not have an employee stock option plan.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of common stock as of October 31, 2001 by:

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each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of Soundworks outstanding common stock,

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each of Soundworks’ directors,

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each of Soundworks’ executive officers and

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all of Soundworks’ executive officers and directors as a group.

As of that date, there were 8,425,331 shares of common stock outstanding before giving effect to the sale of units in the offering. The number of shares of common stock actually owned by each principal stockholder is listed in Column A, entitled “Shares of Common Stock." In addition, each principal stockholder is deemed to be the beneficial owner of common stock that he can acquire upon the exercise of warrants or options on or within 60 days after October 31, 2001, including options or warrants which vest upon consummation of the offering. These option and warrant shares, if any, are listed separately in Column C, entitled “Shares Underlying Options/Warrants." The total of these two columns is then set forth in Column D. Each principal stockholder’s percentage ownership before the offering is in Column E and is based on the share numbers in Column D. Column F presents their percentage ownership of outstanding common stock immediately after the offering, taking into account the 1,500,000 shares of common stock offered as part of units offered for sale in the offering and assuming all will be sold. The warrants included in units offered in the offering are disregarded in calculating the percentages in Column F. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

(A) Name of Beneficial Owner	(B) Shares of Common Stock	(C) Shares Underlying Warrants/Options	(D) Total Beneficial Ownership	(E) Total % Owned Before Offering	(F) Total % Owned After Offering

Gerald B. Dennon *	3,520,452	0	3,520,452	41.8%	35.5%
Robert L. Wikstrom	159,956	0	159,956	1.9%	1.6%
Clifford M. Johnston	3,240,564	0	3,240,564	7.7%	6.6%

All Executive Officers and Directors as a Group (3 persons)	3,680,408	0	3,680,408	43.7%	37.1%

*

Excludes 10,000 shares owned by Daniel Dennon, an adult son of Gerald B. Dennon. Gerald B. Dennon disclaims beneficial interest in those shares.

CERTAIN TRANSACTIONS

In May 1997 Soundworks entered into an agreement with TCKTS, LLC. dba Bristol Media, Ltd. under which that firm agreed to provide financial, venture capital, public relations and brokerage relations consulting services to Soundworks in return for 400,000 shares of Soundworks stock. The stock was to be divided equally between three contractors: Toby Investments, L.L.C. (public relations services), 4 Point Lake L.L.C. (regulation/compliance services), and XXX Enterprises Corp. (brokerage and investor relations consulting services). The three contractors were issued warrants to acquire an additional total of one million shares of Soundworks stock at 50 cents a share for the one year period ended July 31, 1998.Toby Investments is managed by Gerald B. Dennon for the benefit of the Dennon Family Trust and 4 Point Lake is owned and controlled by Clifford M. Johnston and his wife, Judy Morton Johnston. Mr. Johnston is a member of the advisory Board and Mr. and Mrs. Johnston holds approximately 8% of Soundworks’ shares. The options referred to have been exercised and each of Toby Investments, 4 Point Lake and XXX Enterprises Corp, have agreed that all transactions they do on behalf of Soundworks will be done according to industry standards and on terms no more favorable than if negotiated at arms length.

Soundworks also leases its 4,000 square feet of office and warehouse space from Montcalm, LLC, which is wholly owned by Montcalm, Inc. Montcalm, Inc. is the entity through which Mr. Dennon operates a radio and television station brokerage business. There are no formal agreements or contracts between Montcalm, Inc. and SoundWorks International, Inc. Both companies use all personnel, all facilities and share all operating expenses. Substantially all expenses are allocated between the companies on a pro rata basis based on the percentage of income generated by each entity. The loans due the Company are carried as an open account and are paid back as possible consistent with the Company's working capital requirements. Soundworks believes the rental charge of $2,000 a month it pays Montcalm LLC (after taking the reimbursement into account) is at or below market.

Mr. Dennon and Montcalm, Inc., as of December 31, 2000, together owe Soundworks $158,012 as a result of the reapportionment of rental charges for the space occupied by Soundworks to Montcalm, Inc. and other entities controlled by Mr. Dennon, as well as other expenses of operation that had been paid entirely by Soundworks. The reapportionment was for the period from its effective date, January 1, 1997, through December 31, 2000. This obligation to Soundworks is represented as an account receivable due. The obligation is not evidenced by a Note and the obligation bears no interest.

Soundworks also acquired its Master Tape Library, as noted above, at a deemed value of $100,000 from Mr. Dennon for stock at Soundworks inception. J&J Family Business Trust (owned beneficially by Clifford M. Johnston and Judy M. Johnston) stored the master tapes from December 1984 to December 1991. The storage charges were for an agreed upon figure of $50,000 and were exchanged for 100,000 shares of common stock at $0.50 per share.

On October 18, 2000 the Board of Directors awarded Mr. Dennon 6,000 shares out of the 30,000 shares of restricted stock of SpeechWorks International, Inc. stock owned by the Company. The Directors made this award because of his extraordinary initial efforts in securing the asset for the Company; because of Mr. Dennon’s personal guarantees on a $25,000 bridge loan and a $250,000 bridge loan secured for the Company; and because Mr. Dennon agreed to transfer 900,000 of his personal shares back to the Company to be held as treasury stock. These 900,000 shares were approximately equal in value to the 6,000 shares of SpeechWorks stocks discounted to fifty percent based on the stock being restricted for one year, and consequently subject to potential market fluctuations. The award will be implemented following the pay-off of the $250,000 bridge loan described in Note 8 to the financial statements.

DESCRIPTION OF CAPITAL STOCK

Upon completion of the offering, Soundworks authorized capital stock will consist of 50,000,000 shares of common stock, $0.005 par value per share. The following description of Soundworks’ capital stock is a summary only. A detailed description is to be found in Soundworks’ Amended and Certificate of Incorporation as Amended and By-laws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part. Soundworks is not authorized under its articles of incorporation or bylaws to issue any shares of preferred stock.

Units

Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The units will automatically separate 30 days from the date of this Prospectus, after which the common stock and warrants in the units will trade separately.

Common Stock

The issued and outstanding shares of common stock being offered will be, when sold and issued, validly issued, fully paid for and not subject to assessments by Soundworks. Each holder of shares of common stock will be entitled to one vote for each share held of record and may not cumulate votes for election of directors. This means that if five directors are being elected and the shareholder owns 1 share, each share may be voted once for each director and that the shareholder is not entitled to instead vote 5 times for a single director for each share he holds. Cumulative voting often allows a minority shareholder to elect a representative director while in Soundworks case a majority of the shareholders will elect all of the directors. The shares will not be entitled to preemptive rights under applicable law and will not be subject to redemption or assessment. The lack of preemptive rights means that if Soundworks issues additional shares a present shareholder will have no right to retain his/her percentage interest in Soundworks by purchasing some of the offered shares. Upon Soundworks’ liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to receive, pro rata, its assets that are legally available for distribution to stockholders. In addition, subject to the rights and preferences of the holders of any preferred stock outstanding in the future, the holders of shares of common stock will be entitled to share ratably in dividends as, if and when declared by its Board of Directors. There is no preferred stock authorized at the present time. Soundworks does not anticipate that any dividends will be paid in the foreseeable future. As of June 30, 2001, there were approximately 500 holders of common stock.

The following table sets forth, for the period from January 1999 through September 2001, the high and low bid quotations each quarter for the Common Stock as reported by the OTC Bulletin Board through May 2000, and in the “pink sheets” thereafter, as reported by the National Quotation Bureau, Inc. The Company’s stock began trading on the OTCBB under the stock symbol “SOWK” until May 31, 2000.The Company lost its listing on the OTCBB because of its failure to file audited financial statements with the Securities and Exchange Commission to be recognized as a fully reporting company. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do not necessarily represent actual transactions.

1999
1st Quarter	0.8125	0.125
2nd Quarter	0.50	0.1975
3rd Quarter	0.36	0.1875
4th Quarter	0.40	0.11

2000
1st Quarter	0.52	0.165
2nd Quarter	0.55	0.1
3rd Quarter	0.21	0.085
4th Quarter	0.17	0.02

2001
1st Quarter	0.10	0.03
2nd Quarter	0.11	0.03
3rd Quarter	0.07	0.02

Since we are selling the units without an underwriter, and because the offering is relatively small, a regular trading market is not likely to develop in the near term, if at all, or that if it is developed it will be sustained. Accordingly, an investment in these shares should be considered highly illiquid.

Unit Warrants

Each warrant comprising part of the units sold in the offering will entitle the holder to purchase one share of common stock at an exercise price of $1.20.We may reduce the exercise price of the warrants for a period of at least 20 days. If we do reduce the exercise price, we will comply with the SEC’s regulations concerning issuer tender offers to the extent they apply. The warrants will generally be exercisable at any time commencing 30 days after the date of this Prospectus until the fifth anniversary of the effective date of the registration statement for this offering, unless earlier redeemed. We may redeem all or some of the warrants, pro rata, from all warrant holders, at a price of $0.05 per warrant, upon 30 days’ prior written notice, if the closing bid price (if the common stock is not traded on an exchange) or the closing price (if the common stock is traded on an exchange), per share of common stock for the ten consecutive trading days immediately before the date of notice of redemption equals or exceeds $2.40.We cannot redeem any warrants until six months have passed from the date of this Prospectus. We may give more than one notice of redemption. If given, notices of redemption must be mailed by registered or certified mail to record holders of warrants. If we give notice of our intention to redeem, a holder will have the choice either to sell or exercise his or her warrants before the date specified in the redemption notice or to accept the redemption price. After the redemption date, there can be no exercise of the warrants that were the subject of the redemption. We will not be able to redeem the warrants at any time that a current registration statement under the Securities Act of 1933 covering the shares of Common Stock issuable upon exercise of the Warrants is not in effect.

The warrants will be issued in registered form. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and non-assessable. Soundworks will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event of a merger, consolidation, sale or conveyance of all of the capital stock or substantially all of the assets of Soundworks, a stock split, or reverse stock split, stock dividend, capital reorganization or reclassification of our common stock. If there is a recapitalization or reclassification, the number of shares that warrant holders may purchase will be increased or decreased in direct proportion to the increase or decrease in the number of shares of common stock outstanding resulting from the recapitalization or reclassification. If the number of shares is increased, the purchase price per share on exercise of the warrants will be proportionately decreased; if the number of shares is decreased, the purchase price per share on exercise of the warrants will be proportionately increased. If there is a stock split, reverse stock split or stock dividend, the number of shares that warrant holders may purchase on exercise of the warrants will equal the number of shares the warrant holder would have received if he or she had exercised the warrant immediately before the record date or other date fixing shareholders to be affected by the event. If there is a merger, consolidation, conveyance of all of the capital stock or substantially all of the assets of Soundworks, then we must have provisions made so that on exercise of the warrants, the warrant holders will be entitled to receive the same kind and amount of shares, debt securities or other property that a holder of the number of shares of common stock covered by the warrant would have received in the transaction. We will not issue fractional shares upon the exercise of a warrant. The holder of a warrant will not, as a result of owning a warrant, have any rights as a Soundworks’ shareholder until he or she exercises the warrant.

A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of Soundworks, Inc.) for the number of shares for which the warrant is being exercised.

For a holder to exercise the warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of common stock or other securities underlying the warrants. We intend to use all commercially reasonable efforts to cause the registration statement, of which this Prospectus forms a part, to remain effective before the exercise of the warrants and to take other actions under the laws of various states as may be required to cause the sale of common stock upon the exercise of warrants to be lawful. We will not be required to honor the exercise of warrants if, in the opinion of our Board of Directors, acting with the advice of counsel, the sale of securities upon exercise would be unlawful.

The form of warrant agreement with The Fidelity Transfer Company has been filed as an exhibit to the registration statement of which this Prospectus is a part.

For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of owning the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which Soundworks could obtain additional capital during the life of the warrants may be adversely affected by the existence of the warrants.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material federal income tax consequences, under current law, relating to the purchase and sale of the units and the underlying common stock and warrants. The discussion is a summary and does not deal with all aspects of federal taxation that may be applicable to an investor. It does not consider specific facts and circumstances that may be relevant to a particular investor’s tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based only on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change. You should consult your own tax advisor as to the specific tax consequences to you of this offering, including the applicability of federal, state, local and foreign tax laws.

Allocation of Purchase Price

Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the warrant and the common stock comprising the unit. Soundworks has allocated the purchase price between the warrant and the common stock so that the tax basis for the warrant will be $0.05 and the tax basis for the common stock will be equal to $0.95.If you disagree with the allocation, please see your tax advisor for advice on how to notify the Internal Revenue Service that you disagree with the allocation and claim a different basis.

Exercise or Sale of Warrants

A warrant holder will recognize no gain or loss on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in the place of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder’s tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

Gain or loss from the sale or other disposition of a warrant will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the holder’s hands. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. If we redeem a warrant, the holder generally will realize capital gain or loss. Individuals generally have a maximum federal income tax of 20% on long-term capital gains. The deduction of capital losses is subject to limitations.

Sale of Common Stock

A holder who sells common stock other than in connection with a tax-free reorganization of Soundworks will recognize gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the common stock. If the common stock is a capital asset in the holder’s hands gain or loss upon the sale of the common stock will be a long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. Individuals generally have a maximum federal income tax of 20% on long-term capital gains. The deduction of capital losses is subject to limitations.

Expiration of Warrants Without Exercise

If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder’s tax basis in the lapsed warrant. If the warrant is a capital asset in the hands of the holder, the loss will be a long-term or short-term capital loss, depending on whether the warrant was held for more than one year. The deduction of capital losses is subject to limitations.

TAKEOVER PROTECTION

Provisions of the Nevada General Corporation Law (the “NGCL”), may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even if a takeover attempt is at a premium over market price for shares held by stockholders.

We are subject to the provisions of Section 203 of the NGCL, which prohibits, subject to exceptions, a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person is an interested stockholder triggering this protection if the person together with any of his affiliates or associates, beneficially owns, directly or indirectly, 15% or more of Soundworks’ outstanding voting stock. There are three exceptions to these provisions. First, if Soundworks’ Board of Directors gives prior approval to either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of Soundworks’ outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following completion of the transaction in which the stockholder became an interested stockholder, Soundworks’ Board of Directors approves the business combination and stockholders holding at least 66 2/3% of Soundworks’ outstanding voting stock not owned by the interested stockholder authorize the business combination.

The provisions summarized in the preceding paragraphs may delay, deter or prevent a merger or other business combination that might be attractive to you but not to management. These provisions are intended to encourage any person interested in acquiring Soundworks’ to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. These provisions could also discourage bids for our common stock at a premium, as well as depress the market price of our common stock. See “– ” on page .

Transfer Agent

The transfer and warrant agent for our units, common stock and warrants is The Fidelity Transfer Company 1800 South West Temple (Suite 301), Salt Lake City, Utah 84115.

 SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we expect to have 9,925,331 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. Of these shares, the 1,500,000 shares of common stock, and the 1,500,000 shares of common stock issued upon exercise of the warrants, issued as part of the units sold in the offering will (assuming a registration is in effect when the warrants are exercised) be freely tradable without restrictions or further registration under the Securities Act, except that any shares purchased by people who control us, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, including the exemption from registration offered by Rule 144.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of Soundworks’ common stock. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Prior to this offering, our shares have traded in the Pink Sheets. Previously, they had traded on the Electronic Bulletin Board but we lost our eligibility for trading there. We expect that after this offering we will apply to resume trading of our securities on the Bulletin Board. There has been no significant trading in volume of our common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding warrants in the public market after the offering, or the perception that such sales may occur, from time to time, could adversely affect market prices of our securities and impair our ability to raise capital by selling securities.

PLAN OF DISTRIBUTION

Prior to this offering there has been no public market for our Units or Warrants. There was once a market for our shares of common stock on the Bulletin Board, but as indicated elsewhere in this prospectus, there no longer is. Soundworks management determined the initial public offering price of our Units arbitrarily and that price does not necessarily bear any relationship to our assets, book value, financial condition, or other established criteria of value.

In setting the price at which we would sell the common stock, be considered:

•

prevailing market conditions,

•

the prospects for the business and industry in which we compete,

•

an assessment of our management, our capital structure, our past and present operations, and

•

our prospects for future earnings

There is no assurance that a trading market will develop for our units or warrants or that any of the securities we are offering will sell, in any market that may develop, at a price equal to or higher than the price the securities are being offered to you.

We plan to offer and sell the shares directly. We have not retained any underwriters, brokers or placement agents in connection with this offering. This offering will begin as soon as practicable after this registration statement becomes effective and will continue for a maximum of twenty-four (24) months. It may be terminated at any earlier date that we may choose. When this offering terminates, if we have received subscription payments that we have not accepted, we will return these payments without interest and without deduction for commissions or expenses. We will effect offers and sales of shares through printed copies of this prospectus delivered by mail. Soundworks employees who will offer and sell shares on behalf of Soundworks are:

Name	Capacity Served
Gerald B. Dennon	President and CEO
Robert L. Wikstrom	Treasurer, CFO, COO

Our employees will not receive any additional compensation for their efforts in our selling our shares in this way.

To subscribe for the shares, you must complete, date, sign and deliver to us a subscription agreement and pay the purchase price of the shares subscribed for by check, money order, wire transfer, credit card, or electronic check payable to Soundworks International, Inc. A copy of the subscription agreement is included as the last two pages of this prospectus. We reserve the right to reject any subscription in its entirety or to allocate shares among prospective investors. If any subscription is rejected, funds we receive for the subscription will be returned to the subscriber without interest or deduction. Within five days of our receipt of a subscription agreement accompanied by payment of the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which we have accepted the subscription.

We have registered these shares in the states of California, New York, and Washington . Only residents of the above states may purchase shares. Also, investors residing in California must meet the following suitability standard: either $65,000 annual income and a net worth of $250,000, or a net worth of $500,000.

LEGAL MATTERS

The validity of units offered hereby will be passed upon for us by Raice Paykin & Krieg LLP of New York, New York, which has acted as counsel for Soundworks in connection with the offering.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 1999 have been audited by William L. Butcher, CPA, P.S., independent public accountants. On May 28, 2001 we dismissed Mr. Butcher and retained Lichter, Weil & Associates, Certified Public Accountants of Los Angeles, CA as our auditors. That firm has audited the audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended December 31, 2000. Mr. Butcher's reports on the financial statements for each of the last two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by our Board of Directors. There were no disagreements with Mr. Butcher on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Mr. Butcher's satisfaction would have caused him to make reference to the subject matter of the disagreements in connection with his report. The reports of Mr. Butcher and Lichter, Weil & Associates are included in this prospectus in reliance upon the authority of those firms as experts in accounting and auditing. The reports of both Mr. Butcher and Lichter, Weil & Associates contained elsewhere in this Prospectus on Soundworks contain an explanatory paragraph regarding its ability to continue as a going concern.

WHERE YOU CAN GET MORE INFORMATION

Our fiscal year ends on December 31.We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. References made in this Prospectus to any contract or other document relating to us, are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., and at the SEC’s regional offices in Los Angeles, California and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov.

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

INDEX TO FINANCIAL STATEMENTS

Report of William L. Butcher, Certified Public Accountant

Report of Lichter, Weil & Associates, Certified Public Accountants

Consolidated Balance Sheets…………………………………………………...

Consolidated Statements of Loss and Accumulated Deficit……………………

Consolidated Statements of Cash Flows

Consolidated Statements of Changes in Stockholders’ Equity

Notes to Financial Statements

WILLIAM L. BUTCHER, CPA P.S.

-------------Certified Public Accountant------------

Everett- (425) 335-0603 Fax- (425) 335-3567

Marysville- (360) 683-9460 Fax -(360) 658-1165

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders

SoundWorks International, Inc.

Rolling Bay, Washington

I have audited the accompanying Consolidated Balance Sheet of SoundWorks International, Inc. and subsidiary as of December 31, 1999, 1998 and 1997 and the related Consolidated Statements of Loss and Deficit, Consolidated Statement of Cash Flows for the periods than ended, and the Consolidated Statement of Changes in Stockholders' Equity. My responsibility is to express an opinion on those financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SoundWorks International, Inc. and subsidiary as of December 31, 1999, 1998 and 1997 and the results of its operations and its cash flows for the periods than ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that SoundWorks International, Inc. will continue as a going concern. As discussed in Note 4 to the financial statements, SoundWorks International, Inc. is engaged in new operations, and the ability to continue to exist as a going concern relies on the company's ability to retain adequate financing and to generate sufficient sales. These conditions raise substantial doubt about the company's ability to continue as a going concern. Management plans in this regard are described in Note 4. The financial statements do not include any adjustment that might result from the outcome of the uncertainty of future agreements, financings or sales.

/S/ William L. Butcher

William L. Butcher, CPA, P.S.

Everett, Washington

May 23, 2000

LICHTER, WEIL & ASSOCIATES

CERTIFIED PUBLIC ACCOUNTANTS

7250 BEVERLY BOULEVARD

SUITE 207

LOS ANGELES, CALIF. 90036

TELEPHONE (323) 549-3190

FACSIMILE (323) 549-0227

E-MAIL: LPLLCE@AOL.COM

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

SoundWorks International, Inc.

Rolling Bay, Washington

We have audited the accompanying consolidated balance sheet of Soundworks International, Inc. and its subsidiary ("the Company") as of December 31, 2000 and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting to the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000 in accordance with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the consolidated financial statements, the Company has suffered recurring losses and cash shortages. These issues raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/Lichter, Weil & Associates

June 8, 2001

Los Angeles, Calif.

See accompanying notes and auditor's report

#

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET December 31, 2000 and 1999 (Audited) and September 30, 2001 and 2000 (Unaudited)

ASSETS
	9/30/01	9/30/00	12/31/00	12/31/99

CURRENT ASSETS
Cash and cash equivalents	$0	$0	$0	$0
Accounts receivable, net	53,368	67,644	46,470	16,682
Inventory	34,359	60,603	40,772	48,579
Prepaid expenses	0	1,931	1,000	1,931
Total Current Assets	87,727	130,178	88,242	67,192

FIXED ASSETS
Property and equipment (net)	31,197	72,310	16,906	12,225
Master recordings, (net)	16,332	20,136	31,548	84,936
Total Fixed Assets	47,529	92,446	48,454	97,161

OTHER ASSETS
Investments	360,000	4,000	1,200,000	-0-
Notes receivable	102,029	203,071	131,029	373,744
Other receivables	178,009	171,001	158,012	188,201
Total Other Assets	640,038	378,072	1,489,041	561,945
Total Assets	$775.294	$600,696	$1,625,737	$726,298
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and accrued expenses	$186,743	$104,530	$104,570	$62,717
Accrued payroll taxes and penalties	0	0	19,600	0
Deferred revenue	22,488	24,209	24,984	30,631
Current portion, notes payable	257,375	7,375	257,375	7,375
Total Current Liabilities	466,606	136,114	406,529	100,723
Notes payable, net of current portion	0		0
Total Liabilities	466,606	136,114	406,529	100,723

STOCKHOLDERS EQUITY
Common Stock, $0.005 par value, 50,000,000 shares authorized; 8,419,331 shares issued and outstanding at December 31,1999; 8,425,311 shares issued and outstanding at December 31, 2000	42,127	42,127	42,127	42,096
Additional paid in Capital	1,334,818	1,338,876	1,292,749	1,286,779
Unrealized gain on investment	275,000	0	1,115,000	0
Retained Deficit	(1,343,257)	(916,148)	(1,230,668)	(703,300)
Total Stockholders' Equity	308,688	464,855	1,219,208	625,575
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 775,294	$ 600,696	$1,625,737	$ 726,298

See accompanying notes and auditor's report

#

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF LOSS AND ACCUMULATED DEFICIT

Twelve months ended December 31, 2000 and 1999 (Audited) and nine months ended September 30, 2001 and 2000 (Unaudited)

	Period Ended	Period Ended	Year Ended	Year Ended
	9/30/01	9/30/00	12/31/00	12/31/99

Sales, net	$133,948	$195,882	$231,832	$137,676
Cost of Sales	24,475	46,729	71,352	37,178
Gross profit	$109,473	$149,153	$160,480	$100,498

Selling expenses	15,856	77,439	49,448	25,663

General and administrative expenses	165,680	279,902	488,222	236,836
Income (loss) from operations	(72,063)	(208,188)	(377,191)	(162,001)

Other (Income) Expense
Penalties	0		3,600	624
Bad debt expense	494	0	104,254	5,153
Interest expense	40,020	4,660	42,323	9,796
Total Other (Income) Expense	40,514	4,660	150,177	14,485
Income (loss) before income taxes	(112,577)	(212,848)	(527,368)	(177,574)

Provision for income taxes	0	0	0

Net income (loss)	($112,577)	($212,848)	($527,368)	($177,574)

Net loss per share	($0.01)	($0.03)	($0.06)	($0.02)

See accompanying notes and auditor's report

#

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

Twelve months ended December 31, 2000 and 1999 (Audited) and nine months ended September 30, 2001 and 2000 (Unaudited)

	Period Ended	Period Ended	Year Ended	Year Ended
	9/30/01	9/30/00	12/31/00	12/31/99
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)	$(112,577)	$(212,848)	$(527,368)	$(177,574)
Adjustment to Reconcile Net Loss to
Net Cash used in Operating Activities:
Depreciation and amortization	11,925	6,000	53,007	9,903
Stock issued for services	0	6,000		0
Decrease (Increase) in receivables	6,898)	(51,078)	(29,788)	28,163
Inventory	6,413	(12,024)	7,807	(10,775)
Deposits, Prepaid Expense	1,000	0	931	0
Other receivables	(19,997)	17,200	(158,012)	0
Accounts Payable	72,938	41,914	44,488	8,005
Accrued payroll taxes	0	0	19,600	0
Deferred revenue	(2,496)	(6,422)	24,984	0
Total Adjustments	(62,885)	(4,410)	(30,983)	35,296
Net cash used in operations	(175,462)	(217,258)	(558,351)	(142,278)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Investment	0	0	(85,000)	0
Purchase of furniture and equipment	0	0	(4,300)	0
Net cash used in investing activities	0	0	(89,300)	0

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes payable	0	(30,631)	219,370	(1,100)
Collection of notes receivable	0	198,431	430,916	(431,498)
Advance Royalties Payable	0	0	0	(900)
Common Stock	0	31	0	34,842
Paid In Capital	42,069	5,974	0	541,233
Deposits on Options	0	0	0	(2,591)
Net cash provided by financing activities	42,069	173,805	650,286	139,986
Net change in cash and cash equivalents	0	0	2,635	343
Cash and cash equivalents at beginning of period	0	0	(2,635)	(343)
Cash and cash equivalents at end of period	0	0	$0	(2,635)

Supplemental cash flows disclosures:
Income tax payments	$0	$0	$0	$0
Interest payments	$40,020	$4,660	$42,323	$9,796
Stock issued for services	$0	$0	$6,000	$22,700

See accompanying notes and auditor's report

#

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Twelve months ended December 31, 2000 and 1999 (Audited) and nine months ended September 30, 2001 and 2000 (Unaudited)

	Period Ended	Period Ended	Year Ended	Year Ended
	2001	2000	2000	1999
Retained (deficits)
Balance at beginning of period	($1,230,668)	($703,300)	($703,300)	($525,726)
Net income (loss)	(112,577)	(212,848)	(527,368)	(177,574)
Balance at end of period	(1,343,245)	(916,148)	(1,230,668)	(703,300)

Common stock par value $.005 (thousands of shares)
Balance at beginning of year	42,127	42,096	42,096	7,254
Common stock issued	0	0	31	34,842
Balance at end of year	42,127	42,096	42,127	42,096

Additional paid in capital
Balance at beginning of year	1,292,749	1,286,779	1,286,779	745,546
Sale of common stock	0	0	5,970	574,859
Stock dividend (4 shares for 1)	0	0	0	(33,626)
Balance at end of year	1,292,749	1,286,779	1,292,749	1,286.779

Unrealized gain on Investment
Balance at beginning of year	1,115,000	0	0	0
Unrealized gain	(840,000)	0	1,115,000	0

Balance at end of year	275,000	0	1,115,000	0

Total stockholders’ equity at end period	$ 308,688	$ 464,855	$1,219,208	$625,575

See accompanying notes and auditor's report

#

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

On March 19, 1997, SoundWorks International, Inc. issued 202,506 shares of its common stock and was formed as a result of a spin-off to stockholders of E/S Corporation.

On September 1, 1997 SoundWorks International, Inc. issued 800,000 shares of its common stock valued at $(429,253) to stockholders of SoundWorks USA, Inc. to acquire 100% of the issued and outstanding common stock of SoundWorks USA, Inc. dba Jerden Records.

Also on September 1, 1997 SoundWorks International, Inc. issued 80,000 shares of its common stock (26,667 to Toby Investments, L.L.C., 26,667 to 4 Point Lake, L.L.C., and 26,666 to XXX Enterprises Corp.) valued at $400 for consulting services rendered incident to the acquisition of SoundWorks USA, Inc.

On February 10, 1999, SoundWorks International, Inc. issued 6, 280 shares of its common stock valued at $15,700 for consulting services rendered to the Company and 2,800 shares of its common stock valued at $7,000 for website development services rendered to the Company.

On February 10, 1999 SoundWorks International Inc. issued a stock dividend of 4 shares of its common stock for each 1 share of common stock. No value was ascribed for this stock dividend.

In March 1999 SoundWorks International, Inc. issued 12,800 shares of its common stock to correct inequities to individuals trading in the Company's common stock as a result of a confusion over the Company's record date for its stock dividend.

In March 2000 SoundWorks International, Inc. issued 6,000 shares of its common stock valued at $6,000 for consulting services to the Company.

SOUNDWORKS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000 Audited

Note A - Nature of Activities

Incorporated in the State of Nevada on March 19, 1997, SoundWorks International, Inc. ("the Company") is a "C" Corporation as organized under the Internal Revenue Code.  On September 16, 1998 the Company obtained the trading symbol SOWK and is currently being traded on the NASD’s Electronic Bulleting Board.

Through its wholly owned subsidiary, SoundWorks USA, Inc., the Company produces and markets spoken word and music products on audio compact discs, cassette tapes and video tapes.  These products are marketed under the Company’s trade names Jerden Records and SpeechWorks.  The Company’s focus is on nostalgia products.

Jerden Records’ products consist of original music from the Company’s extensive library of original master recordings performed by some of the top names of the 1950’s and 1960’s, including The Kingsmen, Don & The Goodtimes, Shocking Blue, The Brothers Four, Wes Montgomery and Pete Fountain.  Some of the products are greatest hits compilations or songs from popular albums that have never before been produced on compact disc format.

The Company’s library of master recordings contains a wealth of original material, which will allow the Company to produce marketable releases of favorite nostalgia artists for years to come.  Some of the material will be distributed through normal channels and some will be designed and produced specifically for Direct TV marketing.  Material in the company owned master library is copyrighted.

Note B - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of SoundWorks International, Inc. and its wholly owned subsidiary SoundWorks USA, Inc.  All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company has made no allowance for doubtful accounts for trade receivables.  All current accounts are deemed collectible.

Inventory

Inventory is valued at the lower of cost or market; cost is determined on the First In First Out (FIFO) method.  As of December 31, 2000 inventory consisted only of finished goods.

Fixed Assets

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is provided on the straight-line method over the estimated useful lives of the assets, or the remaining term of the lease, as follows:

Furniture and Fixtures	7 years
Master Recordings	7 years
Equipment	5 years
Hardware and Software	3 years

Revenue Recognition

The Company recognizes sales revenue at the time the product is shipped to the customer or distributor.

Sales revenue from consigned goods is not recognized until the Company has received payment from the consigned vendor.

Royalty income from publishing rights is recognized when the royalty amount is ascertainable or when payment is received, whichever is earlier.

The Company reports income and expenses on the accrual basis for both financial and income tax reporting purposes.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectibility of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Concentration of Credit Risk

Financial instruments, which subject the Company to credit risk, consist primarily of cash equivalents and trade accounts receivable.  Concentration of credit risk with respect to trade accounts receivable is generally diversified to the large number of entities comprising the Company's customer base and their geographic dispersion.  The Company actively evaluates the creditworthiness of the customers with which it conducts business.

Advertising

Advertising costs are expensed in the year incurred.

Earnings Per Share

Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.  Earnings per share are computed using the treasury stock method.  The options to purchase common shares are considered to be outstanding for all periods presented but are not calculated as part of the earnings per share.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.  There have been no such impairments to date.

Note C - Cash

The Company maintains its cash balances at various banks in the United States.  The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.  As of December 31, 2000 there were no uninsured balances held at these banks.

Note D - Fixed Assets

Fixed assets consist of the following:

Furniture and fixtures	$ 22,591
Office equipment	3,000
Leasehold improvements	3,309
Master recordings	150,000
178,900
Accumulated amortization, Master recordings	(118,452)
Accumulated depreciation, property and equipment	(11,994)
Net	$ 48,454

Note E – Notes Receivable

Notes receivable represents the balance on three notes from related parties for purchases of Company stock.  The notes are collateralized by other assets of each party in addition to the stock of the Company.

Note F– Investment

In October 2000 the Company exercised its rights under a Warrant Agreement with a corporation dated November 10, 1998 and purchased 30,000 shares of common stock for $85,000.

The investment is accounted for on the available for sales basis under SFAS  115.

Aggregate Fair Market Value December 31, 2000	$ 1,200,000
Unrealized investment gain	$ 1,115,000
Cost Basis	$ 85,000

As of the date of fieldwork, this investment had decreased in Fair Market Value to approximately $350,000.

Note G- Commitments and Contingencies

Operating Leases - The Company leases certain of its facilities and equipment under non-cancelable operating leases that run through November 30, 2003.  Future minimum rental payments under leases that have initial or remaining non-cancelable lease terms in excess of one year are:

2001	$ 30,000
2002	30,000
2003	27,500

Rent expense for the year ended December 31, 2000 as $35,319.

Note H - Debt

At December 31, 2000 the Company had notes payable outstanding in the aggregate amount of $257,375 payable as follows:

$250,000 Note payable to a corporation, interest at 15% per annum, due November 30, 2001, collateralized by 30,000 shares of SpeechWorks, Inc.	$ 250,000
Note payable to an individual, no interest, due on demand	7,375
$ 257,375

Note I - Related Party Transactions

Throughout the history of the Company, certain members of the Board of Directors and certain officers have made loans to the Company to cover operating expenses or operating deficiencies.

The Company’s office and warehouse facilities are rented from a Limited Liability Company that is wholly owned by the President of the Company.  Management states that this lease was entered into at fair market rates.

The Company has three notes receivable from Corporations and Limited Liability Companies that are owned by various stockholders of the Company.

Note J - Income Taxes

For the year ended December 31, 2000 there were no Federal or State income tax liability based on the Company’s losses. No future benefit for the realization of an operating loss carry-forward, in the form of an asset, has been recognized due to the ongoing nature of the losses and the potential inability for the Company to ever realize their benefit.  For the year ended December 31, 2000 there is no difference between the federal statutory tax rate and the effective tax rate.  At the year ended December 31, 2000 the Company had available net operating loss carry-forwards of approximately $772,000 after adjusting for limitation, to be offset against future taxable income.  The operating loss carry forwards will expire at various dates through the year 2015.

Note K - Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

The carrying amounts of the Company's long-term debt and capital lease obligations approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.

Note L - Going Concern

The Company has suffered recurring losses and cash deficiencies.  These issues may raise substantial concern about its ability to continue as a going concern.

Management has prepared the following statement in order to address these and other concerns:

The Company has filed a registration statement with the Securities and Exchange Commission to raise $1,500,000 through the sale of units consisting of common stock and warrants.  If it is not successful in raising a sufficient amount of capital through the proposed offering it intends to seek financing through a private placement.  These funds will not only provide current working capital but will also provide for the implementation of plans for manufacturing and marketing of products.

#

SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 Audited

Note 1.

The Company

Soundworks USA, Inc. ("the Company") is a Washington corporation founded December 16, 1992. The Company produces and markets spoken word and music products on audio compact disc, cassette tapes, and video. These products are marketed under the Company's trade names Jerden Records and SpeechWorks(TM). Its focus is on "nostalgia" products.

SoundWorks International, Inc. ("SoundWorks"), a Nevada corporation, was formed on March 19, 1997 as a subsidiary of E/S Corporation for the purpose of acquiring SoundWorks USA, Inc., a Washington corporation, by issuing shares of E/S Corporation for such acquisition. E/S Corporation changed its plans for this acquisition, and on April 17, 1997 it spun off to its shareholders by means of a dividend 100% (1,012,531 shares) of the issued and outstanding common stock of SoundWorks International, Inc. SoundWorks International, Inc., as a separate corporate entity, then acquired SoundWorks USA, Inc. in a merger transaction in which it issued 4,000,000 shares to the shareholders of SoundWorks USA, Inc. pursuant to an Agreement and Plan of Business Combination. The effective date of the acquisition was September 1, 1997. E/S Corporation remains a separate legal entity with its own business plan.

SoundWorks International, Inc. also issued 400,000 shares to its investor relations subcontractors (Toby Investments, L.L.C. 133,334 shares; 4 Point Lake, L.L.C. 133,334; shares XXX Enterprises Corp. 133,333 shares) as a consulting fee incident to the above-mentioned Agreement and Plan of Business Combination.

On December 17, 1997 SoundWorks, through its sponsoring market maker, West America Securities Corp. filed its 15(c)2-11 application with the NASD to have its stock quoted on the NASD's Electronic Bulletin Board (NASD:OTC:BB). On September 16, 1998 SoundWorks obtained the trading symbol "SOWK". In April 2000, the company's stock was removed from the Electronic Bulletin Board and is currently being traded on the "pink sheets" as a result of its not being an SEC reporting company. SoundWorks is in the process of preparing an SB-2 registration statement and offering. When completed, SoundWorks' intends to reapply to have its stock quoted on the Electronic Bulletin Board.

Note 2. Summary of Significant Accounting Policies

This summary of significant accounting policies of SoundWorks International, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

See The Company above.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at the lower of cost or fair market value. Depreciation is computed for financial statement purposes as well as for federal income tax purposes using the MACRS (Modified Accelerated Cost Recovery System) method of depreciation. Equipment is depreciated over five years; Furniture and Fixtures over seven years; and Leasehold Improvements over 39 years. The master tape library is classified as Furniture and Fixtures and is being depreciated over a seven year period. The leasehold improvements for the old facility were written off on September 30, 1998. The leasehold improvements for the new facility began on October 1, 1998 along with the related depreciation for three months. Inventory consists primarily of tapes and compact discs held for resale and is valued at the lower of actual cost or market value.

Income Taxes

The Company and its subsidiary each file separate tax returns and have filed all tax returns due. SoundWorks International, Inc. (parent) has incurred net operating losses through December 31, 2000 of $273,896 which will begin expiring in the year 2012. SoundWorks USA, Inc. (wholly owned subsidiary) has incurred net operating losses through December 31, 2000 of $771,909 which will begin expiring in the year 2007.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Web Site Development Costs

Web site development costs are not significant and are expensed as they are incurred.

Operating Expenses

Montcalm, Inc. is wholly owned by Mr. Dennon, SoundWorks' President, and is the entity through which Mr. Dennon operates a radio and television station brokerage business. Montcalm, Inc. conducts substantial operations out of the same physical premises as SoundWorks International, Inc. Montcalm, L.L.C., also owned by Mr. Dennon, is the building owner and rents the 4,000 square foot facilities housing Montcalm, Inc. and SoundWorks International, Inc. to them. Operating expenses are allocated between the Company and Montcalm, Inc. based on the percentage of gross revenues generated by each of the Company and Montcalm, Inc. SoundWorks' management believes this basis of allocation is reasonable. Only the portion of operating costs allocated to SoundWorks is reflected in the Statement of Loss. See Note 5.

Note 3.

Acquisition of Master Tape Library

The Master Tape Library of the Company was acquired at a deemed value of $100,000 from Jerry Dennon for stock in the Company at the Company's inception. Ownership of the Master Tape Library is subject to the normal royalty interests in the recording business and was also subject to a $0.25 per unit royalty interest of $50,000 in payment of prior years' accumulated expenses and storage charges. This $50,000 has been paid via 100,000 shares of stock from the Company's 504 Reg D Offering at $0.50 per share.

Note 4.

Going Concern and Financings

The Company requires adequate financing and sufficient sales to remain in operation. The Company has completed a corporate development plan involving a reverse takeover of a Nevada corporation named SoundWorks International, Inc. which was finalized on September 1, 1997, and two subsequent Reg D 504 financings. SoundWorks is now a public company with its stock quoted on the NASD's "pink sheets". The first 504 Reg D financing scheduled for 5,000,000 shares at $0.01 for a total of $50,000 was closed on December 5, 1997 at $10,000 to avoid excessive dilution to existing shareholders. A second 504 Reg D Offering was then filed with the State of New York for 1,980,000 shares at $0.50 per share or $990,000. As of December 31, 1998, 841,850 shares were sold at $0.50 per share for $420,925. As of December 31, 1999, 1,138,510 shares were sold (total 1,980,000) at $0.50 per share for $569,075. Of this amount, 1,106,750 shares were bought with three collateralized notes for $184,458.50, $184,458.50, and $184,458.00 (total $553,750). These notes were adequately collateralized using collateral other than the stock being purchased. During 1999 $180,000 was paid and during 2000, $242,721 was paid against these notes, leaving a balance of $131,029.

In February 2000, SoundWorks entered into an agreement to acquire Santa Fe Acquisitions, Inc. using part of the proceeds from its upcoming SB-2 offering. Through December 31, 2000 SoundWorks had loaned Santa Fe $89,353 to cover its operating costs under an interim operating agreement.

Soundworks has a "going concern" qualification in its accountant's opinion. That means that without additional financing and enough sales to remain in business Soundworks will go out of business. Current monthly expenses average $22,000. If additional funds are not received, management intends to stop expanding, or reduce its marketing expense. With this change, and elimination of the extraordinary Legal and Accounting expenses associated with this filing, the company could bringing its "burn rate" down to a level that could be sustained for the foreseeable future.

Note 5.

Company Facilities

The Company currently occupies approximately 4,000 square feet of office and warehouse space located on Oddfellows Road on Bainbridge Island, which is 7 miles (across Puget Sound) from downtown Seattle, Washington. The Company rents these facilities on a month-to-month basis for $2,000.00 per month commencing January 1, 1999 from Montcalm, LLC, the owner of the property. The Company's mailing address is P. O. Box 4608, Rolling Bay, WA 98061-0608. The Company's phone and fax numbers are (206) 780-0857 and (206) 780-0859 respectively. Montcalm, LLC is owned by Gerald B. Dennon, President of the Company. The monthly rental amount was set at or below the fair market value rent for Bainbridge Island.

Note 6.

Equipment Lease

The Company entered into an equipment lease agreement with the Wm. Dierickx Co. (now IKON Office Solutions, Inc.) on December 18, 1996 for the lease of a Canon NP6030 copier and a Canon L-4000 fax machine. The lease agreement provides for a minimum monthly payment, excluding taxes, of $280.80 per month for sixty (60) months plus a monthly charge per copy of $0.0222 for copies in excess of 3,000 copies per month.

Note 7.

Notes Payable

Wilma J. Akin is owed $7,375 on a six-month promissory note due December 26, 1998 with interest at 12%. The note is now past due and will be paid out of the upcoming SB-2 offering.

On October 20, 2000 the Company borrowed $223,000 from Special Services, Inc. and prepaid $27,000 of interest resulting in the Company signing a $250,000 note which will come due and payable on November 30, 2001. The note bears interest at the rate of 15% per annum which was prepaid on the date of execution.

As additional consideration for the loan, the Company is required to issue 20,000 shares of its common stock. This $20,000 in additional interest will be booked on the date of the stock issuance. The note is collateralized by the 30,000 shares of SpeechWorks International, Inc. stock as shown in the above Note 10. Investment - SpeechWorks.

Note 8. Certain Relationships

Gerald B. Dennon, through Montcalm, Inc., has periodically funded the Company over the past six years by loans. Such loans have been paid back periodically consistent with the Company's working capital requirements. In addition, Gerald B. Dennon, through Montcalm, LLC, owned by Montcalm, Inc., owns and rents the Company's office and warehouse facility to the Company at a fair market rental (see Note 5). There are no formal agreements or contracts between Montcalm, Inc. and SoundWorks International, Inc. Both companies use all personnel, all facilities and share all operating expenses. Substantially all expenses are allocated between the companies on a pro rata basis based on the percentage of income generated by each entity. The loans due the Company are carried as an open account and are paid back as possible consistent with the Company's working capital requirements.

The Company's financial statements show a $158,012 loan receivable owed to the Company by Gerald B. Dennon and Montcalm, Inc. at December 31, 2000. This was the result of the reallocation of expenses from SoundWorks to Montcalm, Inc. and the recognition of wages to officers.

On October 18, 2000 the Board of Directors awarded Mr. Dennon 6,000 shares out of the 30,000 shares of restricted stock of SpeechWorks International, Inc. stock owned by the Company as discussed in Note 10: Investment - SpeechWorks. Mr. Dennon abstained from the voting. The Directors made this award because of his extraordinary initial efforts in securing the asset for the Company; because of Mr. Dennon's personal guarantees on a $25,000 bridge loan and a $250,000 bridge loan secured for the Company; and because of Mr. Dennon in return agreeing to transfer 900,000 of his personal shares back to the Company for retirement into treasury stock. These 900,000 shares were approximately equal in value to the 6,000 shares of SpeechWorks stocks discounted to fifty percent based on the stock being restricted for one year, and consequently subject to potential market fluctuations. The award will be implemented following the pay-off of the $250,000 bridge loan described in Note 7.

Note 9. Advance Royalties Payable

The following are non-refundable advances to be recouped over 5 years against future sales:

Licensee Amount
Delta Music, Inc.	$7,382
Columbia House	3,827
Sub Pop Records	2,400
Sundazed Music	4,000
Ace Music	10,000
$27,609

Note 10. Investment - SpeechWorks

On October 20, 2000 the Company announced its securing of $250,000 of bridge financing personally guaranteed by Mr. Dennon, a principal use for which was to exercise its 30,000 warrants in SpeechWorks International, Inc. (NASD: SPWK) for $85,000. The Company had received these warrants in 1998 along with $45,000 as a result of the Company's sale of its domain name SpeechWorks.com to Applied Language Technologies, Inc., a private company. On August 1, 2000 after changing its name to SpeechWorks International, Inc., it went public in a $100,000,000 offering, thus giving the 30,000 warrants a substantial value.

Note 11.

Adjustment Accumulated Deficit

During the years 1992 through 1998 and the years 1999 and 2000, the depreciation taken for book purposes was not in line with the depreciation taken for tax purposes. Since it is the Company's accounting policy under Note 2 that the amounts be the same, adjustments were made to the accumulated deficit in the amount of the depreciation discrepancy.

INVESTOR SUBSCRIPTION AGREEMENT

TO THE OFFICERS AND DIRECTORS OF

SOUNDWORKS INTERNATIONAL, INC.

Gentlemen:

I wish to purchase _________Units (the "Units") of Soundworks International, Inc. (the "Company"), at $1.00 each, and enclose herewith $_______________ payable to Soundworks International, Inc. for that purpose. Each Units consists of one share of the Company's common stock, par value $.005 per share, and one warrant to purchase an additional share of such common stock at a price of $1.20 per share.

I represent and warrant to the Company that:

1.

I have carefully read the Prospectus and have discussed (or have been given the opportunity to discuss), to the extent I felt necessary, its contents with my counsel.

2.

I have had an opportunity to request additional information from the Company for verification purposes.

3.

I acknowledge prior to the purchase of the Units, that I have received adequate information concerning the true financial condition of the Company, its business operations and the use of the proceeds from the sale of the Units.

4.

I understand the business of the Company is subject to high risk and no representations can be or have been made with respect to the future success of the business.

5.

The representations, warranties and agreements contained in this Subscription Agreement shall survive the delivery of and payment for the Units.

6.

I understand that the Company may reject this Subscription Agreement for any reason.

7.

Soundworks or its agents, assigns, or representatives, shall not be liable, responsible or accountable in damages or otherwise to the Investor for any act or omission performed or omitted by it and/or them in good faith in connection with this transaction, and in a manner reasonably believed by them to be within the scope of the authority and responsibility granted to them by this Agreement provided these persons were not guilty of gross negligence, willful misconduct, fraud, or bad faith.

8.

Miscellaneous:

(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington;

(b)

This Subscription Agreement constitutes the entire agreement between the parties regarding these Units;

(c)

Captions in this Subscription Agreement are for the convenience of reference only and shall not limit or otherwise affect the interpretation or effect of any term or provision;

(d)

Except as otherwise set forth above, this Subscription Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

VERY TRULY YOURS,

_______________________________________________________

DATE:_______________

Please Sign Here as Name(s) is (are) Printed Below

_______________________________________________________

Please Print Name(s) as Desired on Stock Certificate

(When signing as an attorney, executor, administrator, trustee, or guardian, please give this title. If joint ownership, both joint tenants or all tenants in common must sign.)

Home Address:

_______________________________________

_______________________________________

___________________________________

Number and Street Social Security Number or Other

Taxpayer ID #

_______________________________________

_______________________________________

Telephone

 Please send this Subscription

 Agreement together with payment made

 out to Soundworks International, Inc. to:

 Soundworks International, Inc.

 8945 Oddfellows Road, N.E.

 Bainbridge, Washington 98110

ACCEPTED:

Soundworks International, Inc.

By: ____________________________________

 Signature of Officer

Title: ______________________ Date: _______

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any units in any jurisdiction where it is unlawful. The information in this prospectus is current as of November ___ 2001.

TABLE OF CONTENTS

Risk Factors

Use of Proceeds

Dividend Policy

Capitalization

Dilution

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business

Legal Proceedings

Management

Principal Stockholders

Certain Transactions

Description of Capital Stock

Federal Income Tax Considerations

Takeover Protection

Shares Eligible for Future Sale

Plan of Distribution

Legal Matters

Experts

Where You Can Get More Information

PROSPECTUS SOUNDWORKS INTERNATIONAL, INC. ISSUER 1,500,000 Units Each Unit Consisting of One Share of Common Stock $.005 Par Value and One Redeemable Warrant to Acquire a Share November ___, 2001

____________

Until, _____________2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

#

PART TWO

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.INDEMNIFICATION OF DIRECTORS AND OFFICERS

N/A

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemization of expenses, payable by Soundworks from the proceeds of this offering, incurred by Soundworks in connection with the issuance and distribution of the securities of Soundworks being offered hereby. All expenses are estimated except the SEC and the NASD Registration and Filing Fees. See "" on page .

Itemized Expense	Amount

SEC Registration and Filing Fee	$883.20
NASD Registration and Filing Fee	830.00
Transfer & Warrant Agent Fees	2,500.00
Financial Printing	10,000.00
Accounting Fees and Expenses	6,000.00
Legal Fees and Expenses (1)	50,000.00
Blue Sky Fees and Expenses	5,000.00

TOTAL	$80,000.00

(1) $15,000.00 of which was paid prior to the initial filing of this Registration Statement and related Prospectus.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

1.

(a)

On March 7, 2000 Soundworks issued 30,000 shares of its Common Stock to four employees as follows: Robert L. Wikstrom, 10,000 shares; Scott Schmidt, 5,000 shares; Daniel Dennon, 5,000 shares; and Diane Botefuhr, 10,000 shares. Mr. Dennon is the son of Gerald B. Dennon, President of Soundworks.

(b)

There was no underwriter involved. All shares were issued to employees for past services. Each employee was required to provide suitable investment representations

(c)

The shares were valued at $6000 or $20 per share.

(d)

The shares were all taken for investment, bear a legend to that effect and were issued in reliance upon Section 4 (2) of the Securities Act of 1933, as amended as only four persons were involved two of whom are either management or related to management.

2.

(a)

On February 10, 1999 Soundworks issued 31,400 shares of its Common Stock

(b)

There was no underwriter involved.

(c)

The shares were issued for $15,700 in services.

(d)

The shares were issued in reliance on an exemption from registration under Rule 504 of Regulation D of the Securities Act of 1933.

3.

(a)

On February 10, 1999, Soundworks issued 14,000 shares of its Common Stock to one person.

(b)

There was no underwriter involved. The shares were issued for web site development to one person.

(c)

There was no underwriter. The shares were issued to one person for services valued at $7,000.

(d)

The shares were taken for investment, bear a legend to that effect, and were issued in reliance upon Section 4 (2) of the Securities Act of 1933.

4.

(a)

 On February 10, 1999, Soundworks issued 1,106,750 shares of its Common Stock for$ 553,375

(b)

There was no underwriter involved.

(c)

The shares were issued by the company for $553,375. There was no underwriter involved

(d)

The shares were issued pursuant to the exemption from registration provided under Rule 504 of Regulation D.

5.

(a)

In May 1997, Soundworks issued 400,000 shares of its Common Stock to be divided equally between Toby Investments, L.L.C., 4 Point Lake L.L.C. and XXX Enterprises Corp.

(b)

There was no underwriter involved. The shares were issued to entities related to executive officers or members of the Board of Directors or Advisory Board of Soundworks.

(c)

All shares were issued for financial, venture capital, public relations and brokerage services to be rendered valued at $400.00. In addition, as past and future consideration for such services rendered and to be rendered the above mentioned contractors were provided with warrants to acquire an additional 1,000,000 shares of Soundworks Common Stock. Such warrants were subsequently exercised on February 10, 1999, as indicated in item 4 above.

(d)

The shares and warrants were issued in reliance on Section 4 (2) of the Securities Act of 1933, as amended, to a limited number of entities (3) controlled by management.

6.

(a)

In September 1997, Soundworks issued 4,000,000 shares of its Common Stock to an entity controlled by Gerald B. Dennon which owned the music and voice library and business currently being pursued by Soundworks in return for such library and business.

(b)

 There was no underwriter involved and Gerald B. Dennon is President and CEO of the company.

(c)

The music and voice library were "booked" at $100,000 although the value to be considerably higher.

(d)

The shares were issued in reliance on Section 4 (2) of the Securities Act of 1933, as amended as no public offering was involved.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

3.(i)*

Certificate of Incorporation (Nevada), March 19, 1997.

3.(ii)*

By-laws, as amended.

4.(i)

Specimen Copy of Common Stock Certificate (to be filed by amendment).

4.(ii)*

Form of Warrant Agreement.

5.*

Opinion of Raice Paykin & Krieg LLP for Registrant.

10.(iii)*

Contractors Agreement with TCKTS, L.L.C. dba Bristol Media, Ltd. and XXX Enterprises Corp.

10.(iv)*

Representation Agreement between TCKTS, L.L.C. dba Bristol Media, Ltd. and SoundWorks International, Inc

10.(v)*

Contractors Agreement with TCKTS, L.L.C. dba Bristol Media, Ltd. and Toby Investments, L.L.C.

10.(vi)* Contractors Agreement with TCKTS, L.L.C. dba Bristol Media, Ltd. and 4 Point Lake, L.L.C.

10.(vii)*

Contract with "WnR" Direct Response Consultants

10(viii)

Lease Agreement with Montcalm LLC

16

Letter from William L. Butcher re change in accountants

21.

Subsidiaries of the Registrant

23.(i)*

Consent of Raice Paykin & Krieg LLP is included in Exhibit 5.

23.(ii)

Consent of William L. Butcher.

23.(iii)

Consent of Lichter, Weil & Associates.

*Previously filed

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

The undersigned Registrant also undertakes:

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.

Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

This Registration Statement consists of the following:

1. Facing page.

3. Prospectus.

4. Complete text of Items 24-28 in Part Two of Registration Statement.

5. Exhibits.

6. Signature page.

7. Consents of:

Raice Paykin & Krieg LLP

William L. Butcher

Lichter Weil & Associates

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November __, 2001

Soundworks, International, Inc.

By:

/s/ Gerald B. Dennon

______________________________

Gerald B. Dennon

Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

:

/s/ Gerald B. Dennon ____________________________ Gerald B. Dennon	Chairman, President, CEO, Director, Principal Executive Officer	November __, 2001
/s/ Robert L. Wikstrom _____________________________	Vice President, Secretary/ Treasurer, CFO, COO and, Principal Financial and Accounting Officer	November __, 2001
/s/ Robert Flick _____________________________ Robert Flick	Director	November __, 2001

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